UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement
Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )
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AIR METHODS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
Annual 2013 Meeting & Proxy Statement

N534LN
Air Methods

Air Methods®

A Partner of Choice

Air Methods Corporation
7211 South Peoria Street
Englewood, Colorado 80211

April 29, 2013

Dear Fellow Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Air Methods Corporation to be held on Thursday, May 30, 2013, at the Company’s corporate offices, 7211 South Peoria Street, in Englewood, Colorado 80112, at 1:30 p.m., Mountain Time.

At the Annual Meeting, we will ask you to elect our Class I directors, ratify the appointment of KPMG LLP as our independent registered public accountants and provide your advisory approval of our executive compensation.  The attached proxy materials explain our voting procedures, describe the business we will conduct at the Annual Meeting and provide information about the Company that you should consider when you vote your shares.  We hope that you will attend the meeting, but whether or not you are planning to attend, we encourage you to designate the proxies on the proxy card to vote your shares.  Your vote is important to us.

2012 was another impressive year for Air Methods Corporation.  Among other things, the Company returned $92 million to stockholders through a special dividend while achieving the highest earnings per share in the Company’s history of $2.39 (post-split) and growing revenue by 29% to $850.8 million.  In 2012, the Company also focused on a number of strategic initiatives, including, among other things, an internal reorganization designed to increase operational efficiencies, execution of synergies associated with the Company’s 2011 purchase of Omniflight Helicopters, Inc., and the purchase of Sundance Helicopters, Inc., which will provide a pipeline and training environment for future air medical helicopter pilots.

One of the primary roles of the Company’s Board is to provide oversight of strategy development and delivery, while maintaining the highest standards of corporate governance. The Board has conducted its annual strategy review with the executive team, and believes that the executive team is focused on business initiatives that will deliver sustainable growth to you, our stockholders, in 2013 and beyond.  We remain positive about the long-term future of our business.

This is a great company executing on consistent strategy with a strong executive team and excellent people.  I look forward to sharing our 2013 successes with you next year at this time.

Sincerely,

C. David Kikumoto
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Thursday, May 30, 2013 at 1:30 p.m., Mountain Time

Place	Corporate offices of Air Methods Corporation, 7211 South Peoria Street, Englewood, Colorado, 80211

Items of Business
Item One:  To elect George W. Belsey, C. David Kikumoto and MG Carl H. McNair, Jr., USA (Ret.) as Class I directors of the Company for three-year terms.
Item Two: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
Item Three: To approve, on an advisory basis, named executive officer compensation.

Record Date
Holders of record of our common stock as of the close of business on April 17, 2013 will be entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the Company’s corporate office commencing Monday, May 20, 2013, for review by interested parties.  The list will also be available at the Annual Meeting.

Meeting Admission
You are entitled to attend the Annual Meeting only if you were a Company stockholder at the close of business on April 17, 2013 or you hold a valid proxy to vote at the meeting.  You should be prepared to present photo identification to be admitted to the meeting.  If your shares are not registered in your name but are held in “street name” through a bank, broker or other nominee, you must provide proof of beneficial ownership at the record date. Proof of beneficial ownership could include items such as your most recent account statement prior to April 17, 2013, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

Voting By Proxy
Your vote is very important.  Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instructions so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Crystal L. Gordon
Senior Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 30, 2013: This notice, the accompanying proxy statement and the Company’s Annual Report to stockholders for the fiscal year ended December 31, 2012 are available on our website www.airmethods.com under the “Investors” tab.

2013 PROXY STATEMENT AT A GLANCE

This summary highlights information contained elsewhere in these proxy materials, but does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and Time: May 30, 2013, 1:30 p.m., Mountain Time	Place: 7211 South Peoria Street, Englewood, Colorado 80211
Record Date: April 17, 2013	Voting: Stockholders of record as of April 17, 2013 are entitled to vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instructions.

Voting Matters and Board Recommendations

Proposals	Board’s Recommendation	Page
To elect George W. Belsey, C. David Kikumoto and MG Carl H. McNair, Jr., USA (Ret.) as Class I directors of the Company for three-year terms.	FOR all Director Nominees	4
To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	FOR	48
To approve, on an advisory basis, named executive officer compensation.	FOR	51

2012 Performance Highlights

Financial Highlights

In 2012, Air Methods Corporation (“Air Methods” or the “Company”) surpassed its impressive performance in 2011.  Highlights from 2012 include, among other things:

•	Revenue increased by 29% to $850.8 million compared to $660.50 million in 2011.
•	Earnings per diluted share were $2.39 (post-stock split), the highest in the Company’s history.
•	Net patient transport revenue increased 42% to $590.7 million from $416.3 million.

•	As shown below, the Company has delivered increases in revenue and earnings per share during the last five years, with the largest increases in both financial metrics occurring in 2012.

Creating Shareowner Value; Outperforming Market and Peers

•
Dividends - The Company shared its 2012 success with its stockholders through the issuance of a special cash dividend of $7.00 per share in December 2012.  In 2012, the Company also successfully completed a 3-for-1 stock split.

•
Total Shareholder Return – The Company has continued to outperform the market and its compensation peer group as evidenced by the graph below, which displays the Company’s cumulative total shareholder return relative to the S&P 500 Index and the Company’s Compensation Peer Group for the one, three and five-year periods ended December 31, 2012.

Proposals to be Voted on by Stockholders

Proposal One: Election of Directors (pages 4-5)

Each director nominee receiving the highest number of votes cast (plurality) at the Annual Meeting will be elected for a term of three (3) years.  The nominating and corporate governance committee of the Board of Directors has evaluated each individual director nominee listed below and confirmed that he has the skills, education, experience and qualifications required to help further the success of the Company’s business and represent stockholder interests.

Name	Age	Director Since	Committee Membership
George W. Belsey	73	1994	Chairman of the Health Care Affairs Committee, a subcommittee of the Finance & Strategic Planning Committee (Independent)
C. David Kikumoto	63	2004	None. Chairman of the Board (Not Independent)
MG Carl H. McNair, Jr., USA (Ret.)	79	1996	Chairman of the Audit Committee (Independent)

Attendance – Messrs. Kikumoto and McNair attended all of the Board and applicable committee meetings, while Mr. Belsey attended 80% of the Board meetings.

Key Qualifications of Each Nominee – Senior leadership experience, health care experience, regulated industries/government experience and financial experience (See pages 6-7 for additional details)

Proposal Two: Ratification of KPMG LLP as Independent Auditors (page 48)

The Board of Directors recommends a vote FOR the approval of the appointment of KPMG LLP (“KPMG”) as the Company’s independent accountants for the 2013 fiscal year.

Type of Fees	2012	2011
Audit Fees	$841,000	$775,000
Audit-Related Fees	$5,500	$300,000
Tax Fees	---	---
All Other Fees	$97,251	---
Total	$943,751	$1,075,000

Proposal Three: Advisory Vote to Approve Executive Compensation

We are requesting that stockholders approve, on an advisory basis, the compensation for the named executive officers as disclosed in this proxy statement.  The Board recommends a vote FOR this Proposal No. 3 because it believes that the executive compensation programs established for the named executive officers and the compensation amounts paid thereunder align with the interests of stockholders.  This advisory proposal was supported by approximately 89% and 91% of the votes cast in each of 2012 and 2011, respectively.  Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 37 of this proxy statement for a full discussion of our executive compensation program.

2012 Compensation Decisions

The table below highlights the 2012 total annual direct compensation actions for each of the named executive officers.  As noted above under 2012 Performance Highlights, the 2012 compensation aligns with the Company’s strong performance (see pages 17-35 for additional detail).  This table does not include all of the information included in the Summary Compensation Table.

Named Executive Officer	Base Salary Earnings1	2012 Annual Cash Incentive Compensation	Equity Awards2	2012 Total Annual Direct Compensation
Aaron D. Todd, Chief Executive Officer	$521,655	$720,000	$264,000	$1,505,655
Michael D. Allen, President, Domestic Air Medical Services	$348,005	$354,600	---	$702,605
Trent J. Carman, Chief Financial Officer	$314,569	$330,000	$176,000	$820,569
Crystal L. Gordon, SVP, General Counsel and Secretary	$205,000	$240,000	$448,770	$893,770
Sharon J. Keck, Chief Accounting Officer	$224,724	$202,500	$527,975	$955,199

1.
As discussed in the Compensation Discussion & Analysis, the Company’s compensation and stock option committee raised the salaries of each of the named executive officers on July 1, 2013.  Accordingly, the base salary earnings reflect the amounts earned in 2012, but not the actual 2012 base salary for each named executive officer.

2.	The 2012 equity grants consisted solely of stock, which is valued at the closing price of the common stock on the date of grant.

Alignment of Pay with Performance

To align pay levels for named executive officers with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives.  Approximately 65% of our CEO’s total direct compensation and approximately 67% of the average total direct compensation of our other named executive officers was performance-based in 2012.  Note that the long-term equity incentive award amounts utilized in the foregoing calculations do not include the potential amounts payable under the 2011-2014 Bonus Plan and the 2012-2014 Bonus Plan, as the performance period under such plans does not end until June 30, 2014, and therefore such payment amounts remain at risk (see page [ ] of the Compensation Discussion & Analysis for additional details regarding the 2011-2014 Bonus Plan and the 2012-2014 Bonus Plan).

AIR METHODS CORPORATION
7211 South Peoria Street
Englewood, CO 80112
(303) 792-7400

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2013

The Board of Directors of Air Methods Corporation, a Delaware corporation (the “Company”), is soliciting the enclosed proxy for use at our Annual Meeting to be held on Thursday, May 30, 2013, beginning at 1:30 p.m., Mountain Time, at our corporate headquarters, located at 7211 South Peoria Street, in Englewood, Colorado 80112, and at any time and date to which the Annual Meeting may be properly adjourned or postponed.  This proxy statement and the accompanying Notice of Annual Meeting of Stockholders describe the purpose of the Annual Meeting.  Distribution of these proxy solicitation materials is scheduled to begin on or about April 29, 2013.  The proxy statement, the Company’s Annual Report to stockholders for the fiscal year ended December 31, 2012 and proxy card are also available on our website www.airmethods.com under the “Investors” tab.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares on the proposals described below at the Annual Meeting.  This proxy statement describes issues on which we would like you to vote on at our Annual Meeting.  It also provides you with information on these issues so that you may make an informed decision on the proposals to be voted on at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote on the following three items of business:

1)	To elect George W. Belsey, C. David Kikumoto and MG Carl H. McNair, Jr. US (Ret.) as Class I directors of the Company for three-year terms.

2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3)	To approve, on an advisory basis, named executive officer compensation.

You will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the three (3) nominated directors (see Proposal 1).

•	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (see Proposal 2).

•	“FOR” the approval of the advisory vote on executive compensation (see Proposal 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of April 17, 2013, the record date for the Annual Meeting, we had 38,879,886 shares of common stock outstanding.  Each share of our common stock outstanding on the record date is entitled to one vote on each item being voted on at the Annual Meeting.  You can vote all of the shares that you owned on the record date.  These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, bank or other holder of record rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you.  As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the Annual Meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you from that holder together with a voting instruction card.  As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.  Your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Who may attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of April 17, 2013, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership.  Registration and seating will begin at 1:00 p.m., Mountain Time.  Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How may I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the Annual Meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How may I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting.  If you are a stockholder of record, you may vote by submitting a proxy.  If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee.  For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other nominee.

May I change my vote or revoke my proxy after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the Annual Meeting by:  (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, 7211 South Peoria Street, Englewood, Colorado 80112; or (2) executing and delivering a later dated proxy.  In addition, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee and you do not provide voting instructions to such broker, bank or other nominee, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote.  This is called a “broker non-vote.”  Your broker, bank or other nominee only has discretionary authority to vote on Proposal Two (Ratification of KPMG LLP).  Therefore, your broker will not have discretion to vote on Proposals One or Three unless you specifically instruct your broker on how to vote your shares by returning your completed and signed voting instruction card.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the shares of our common stock outstanding as of the record date will constitute a quorum.  There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting).  If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.  Broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

What vote is required to approve each item?

Proposal	Vote Required
Proposal No. 1: Election of three (3) Class I directors
The three nominees who receive the greatest number of votes cast (plurality) will be elected as directors for a term of three (3) years.  There is no cumulative voting for directors.  Abstentions and broker non-votes will not be counted for purposes of the election of directors and therefore, will have no effect on the outcome of such election.

Proposal No. 2: Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013	Majority of votes cast. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the outcome of Proposal No. 2.
Proposal No. 3: Advisory vote on the compensation for the Company’s named executive officers	Majority of votes cast. Abstentions are not considered votes cast and therefore will have no effect on the outcome of Proposal No. 3.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account.  You should sign and return all proxies for each proxy card that you receive in order to ensure that all of your shares are voted.

Who will count the proxy votes?

Votes will be counted by our transfer agent, American Stock Transfer & Trust Company.

Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting.  We will file with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K containing the final voting results within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the Annual Meeting other than the matters described in this proxy statement.  If you grant a proxy, either of the officers named as proxy holder, Aaron D. Todd or Crystal L. Gordon or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting.  If a nominee is not available as a candidate for Class I director, the person named as the proxy holder will vote your proxy for another candidate nominated by our Board of Directors.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

No action is proposed herein for which the laws of the State of Delaware or our bylaws provide a right to our stockholders to dissent and obtain appraisal of, or payment for, such stockholders’ common stock.

ANNUAL REPORT

The Company also is mailing with this Proxy Statement its Annual Report for the year ended December 31, 2012, which includes financial statements as filed with the SEC on Form 10-K.  The Annual Report does not constitute a part of the proxy soliciting material.  The Company will furnish a copy of the Form 10-K to any stockholder free of charge and will furnish a copy of any exhibit to the Form 10-K upon payment of the Company’s reasonable expenses in furnishing such exhibit(s).  Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at the Company’s principal offices, 7211 South Peoria Street, Englewood, Colorado 80112.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Introduction

The Company’s Board of Directors currently is comprised of ten directors, divided among three classes, with three directors in Class I, four directors in Class II, and three directors in Class III.  Class I directors’ terms will expire at the 2013 Annual Meeting to be held on May 30, 2013; Class II directors hold office for a term expiring at the 2014 Annual Meeting; and Class III directors hold office for a term expiring at the 2015 Annual Meeting.

Our Board of Directors has nominated George W. Belsey, C. David Kikumoto and MG Carl H. McNair, Jr. USA (Ret.) to serve as the three Class I directors for a three-year term expiring at the Annual Meeting in the year 2016 or until their successors have been duly elected and qualified, or until the earlier of their respective deaths, resignations or retirement.

The principal occupation and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting, can be found beginning on page 6.  Information about the share ownership of the nominees and other directors can be found beginning on page 46.

Vote Required

Assuming the presence of a quorum, the three persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.  Cumulative voting is not permitted in the election of directors.  Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the proposal to elect each of George W. Belsey, C. David Kikumoto and MG Carl H. McNair, Jr. USA (Ret.) as Class I directors on our Board of Directors.

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Summary information concerning the Company’s directors and named executive officers is set forth below:

Name	Age	Position	Class/Year Term of Office Expires(1)
George W. Belsey	73	Director/Lead Independent Director	I/2013*
Ralph J. Bernstein	55	Director	III/2015
Mark D. Carleton	52	Director	III/2015
John J. Connolly, Ed.D.	73	Director	II/2014
Jeffrey A. Dorsey	64	Director	II/2014
C. David Kikumoto	63	Chairman of the Board	I/2013*
MG Carl H. McNair, Jr. USA (Ret.)	79	Director	I/2013*
Lowell D. Miller, Ph.D.	80	Director	III/2015
Morad Tahbaz	57	Director	II/2014
Aaron D. Todd	51	Director and Chief Executive Officer	II/2014
Michael D. Allen	50	President, Domestic Air Medical Services	N/A
Trent J. Carman	52	Chief Financial Officer and Treasurer	N/A
Crystal L. Gordon	34	SVP, General Counsel and Secretary	N/A
Sharon J. Keck	46	Chief Accounting Officer and Controller	N/A

*	Director nominee.

(1)	Refers to the calendar year in which the Annual Meeting of stockholders is expected to be held and at which the term of the pertinent director class shall expire.

Below, you can find the principal occupation and other information about each of the individuals listed in the chart set forth above.

Director Nominees – Class I Directors

Mr. George W. Belsey has served on the Board of Directors since December 1992, including serving as the Board’s Chairman from April 1994 to October 2011. Mr. Belsey was appointed Chief Executive Officer of the Company effective in June 1994, and served in that capacity until July 2003, and thereafter provided consulting services to the Company pursuant to the terms of his Consulting Agreement which terminated in 2008.  Mr. Belsey previously served in various executive and administrative positions at the American Hospital Association and at a number of hospitals. He received his Bachelor’s Degree in Economics from DePauw University in Greencastle, Indiana, and holds a Master’s Degree in Business Administration from George Washington University, Washington, D.C.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  None.

Key Attributes, Experience and Skills:  Mr. Belsey brings to the Board of Directors, among his other skills and qualifications, a vast understanding of the Company’s business acquired through his prior service as the Company’s Chief Executive Officer and Chairman of the Board.  Mr. Belsey has also served in other executive positions in the health care industry.  This experience, combined with his knowledge of the Company and its operations, make him particularly well-suited to serve our Board of Directors.  In light of the foregoing, our Board of Directors has concluded that Mr. Belsey should be re-elected as a member of our Board.

Mr. C. David Kikumoto has served on the Board of Directors since June 2004.  Mr. Kikumoto is the cofounder and Chief Executive Officer of Denver Management Advisors.  From 1999 to 2000, Mr. Kikumoto was President and Vice Chairman of Anthem Blue Cross and Blue Shield, Colorado and Nevada, and from 1987 to 1999, served in several roles, including Chief Executive Officer of Blue Cross and Blue Shield of Colorado, Nevada and New Mexico.  He received his Bachelor of Science degree in accounting from the University of Utah, pursued graduate studies at the University of Utah, and graduated from the Executive Development Program at the University of Chicago.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  Corgenix (April 2006 – March 2011).

Key Attributes, Experience and Skills:  Mr. Kikumoto brings to the Board of Directors, among his other skills and qualifications, significant experience in the health care industry, as well as extensive management and operations experience gained while serving in executive positions with Anthem Blue Cross and Blue Shield.  Additionally, given Mr. Kikumoto’s prior experience and service on several other private company boards, he is versed on a number of complex issues affecting the health care industry.  In light of the foregoing, our Board of Directors has concluded that Mr. Kikumoto should be re-elected as a member of our Board.

Major General Carl H. McNair, Jr., USA (Ret.) has served on the Board of Directors since March 1996.  In April 1999, General McNair retired from his position as Corporate Vice President and President, Enterprise Management, for DynCorp, a technical and professional services company headquartered in Reston, Virginia, where he was responsible for the company’s core businesses in facility management, marine operations, test and evaluation, administration and security, and biotechnology and health services.  He then served as Special Assistant, Government Relations and Legislative Affairs to the CEO of DynCorp until 2003 when DynCorp was acquired by Computer Sciences Corporation.  He continued service in the corporate offices of Computer Sciences Corporation until 2010.

During his more than three decades of military service, General McNair held many high level command and staff positions in Army Research, Development and Acquisition, as well as extensive aviation experience in the development and operation of both rotary and fixed wing aircraft, which led to his command of the United States Army Aviation Center and service as the first Chief of the Army Aviation Branch.  General McNair currently serves on multiple non-profit boards, including, without limitation, the boards of Easter Seals, the Army Historical Foundation and the Army Aviation Association of America.

General McNair has a Bachelor of Science degree in Engineering from the U.S. Military Academy at West Point, a Bachelor’s degree and Master’s degree in Aerospace Engineering from the Georgia Institute of Technology, and a Master of Science degree in Public Administration from Shippensburg University.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  None.

Key Attributes, Experience and Skills:  Major General Carl H.  McNair, Jr.  USA (Ret.) brings to the Board of Directors, among his other skills and qualifications, a vast understanding of the aviation and health care industries, and a technical understanding of our business that he gained through his service in the military and DynCorp.  Further, he has significant knowledge and understanding of our business and operations, which he gained through his prior service on our Board.  In light of the foregoing, our Board of Directors has concluded that Major General Carl H.  McNair, Jr.  USA (Ret.) should be re-elected as a member of our Board.

Continuing Directors for Term Ending Upon the 2014 Annual Meeting of Stockholders – Class II Directors

Dr. John J. Connolly has served on the Board since May 2012.  He is the President and CEO of Castle Connolly Medical Ltd., publisher of America’s Top Doctors® and other consumer guides to help people find the best health care.  Dr. Connolly previously served as President of New York Medical College, the nation’s second largest private medical college, for more than ten years. He is a Fellow of the New York Academy of Medicine, a Fellow of the New York Academy of Sciences, a Director of the Northeast Business Group on Health, a member of the President’s Council of the United Hospital Fund, and a member of the Board of Advisors of the Whitehead Institute for Biomedical Research.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  Morton’s Restaurant Group, Inc. (2006-2012).

Key Attributes, Experience and Skills:  Dr. Connolly brings to the Board of Directors, among his other skills and qualifications, insight into the dynamics of the evolving health care industry and financial expertise gained during his work with Castle Connolly Medical Ltd. Dr. Connolly also has extensive corporate governance experience, which he gained during his service on the board of directors of Morton Restaurant Group, Inc.  In light of the foregoing, our Board of Directors concluded that Dr. Connolly should continue as a member of our Board of Directors.

Mr. Jeffrey A. Dorsey has served on the Board since May 2012.  He began his career at Portsmouth General Hospital in 1972. Following work as a senior administrator at Virginia Beach General Hospital, Mr. Dorsey joined Hospital Corporation of America (HCA) in 1980 and worked for them as an Administrator in Terre Haute, Indiana, Riyadh, Saudi Arabia, Emporia, Kansas and Denver, Colorado where in 1995 he helped form and served as President and Chief Executive Officer of HealthONE LLC. Mr. Dorsey most recently served as the President and Chief Executive Officer of the HCA Continental Division, including operations in Oklahoma, Kansas, and HCA-HealthONE LLC, the largest healthcare system in the metro-Denver area with 8,500 employees and 3,000-affiliated physicians.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  None.

Key Attributes, Experience and Skills:  Mr. Dorsey brings to the Board of Directors, among his other skills and qualifications, a vast understanding of the health care industry and insight into the dynamics of the evolving health care industry.  Further, as a result of Mr. Dorsey’s service in senior management positions at various health care systems, he has an understanding of the operations of a health care company.  In light of the foregoing, our Board of Directors concluded that Mr. Dorsey should continue as a member of our Board of Directors.

Mr. Morad Tahbaz has served on the Board of Directors since February 1994.  He is a co-founder and General Partner of Americas Partners, an investment firm.  Additionally, Mr. Tahbaz is the founder and a partner of M.T. Capital, L.L.C., an investment company for real estate and private equity transactions.  Mr. Tahbaz received his Bachelor’s degree in Philosophy and Fine Arts from Colgate University and attended the Institute for Architecture and Urban Studies in New York City.  He holds a Master’s degree in Business Administration from Columbia University Graduate School of Business.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  Empire Resorts, Inc. (2003-2005)

Key Attributes, Experience and Skills:  Mr. Tahbaz brings to the Board of Directors, among his other skills and qualifications, valuable strategic planning and management skills gained as a General Partner of Americas Partners, as well as extensive institutional knowledge of the Company’s business and operations.  Mr. Tahbaz also has extensive corporate governance experience, which he gained during his service on the board of directors of Empire Resorts, Inc.  In light of the foregoing, our Board of Directors concluded that Mr. Tahbaz should continue as a member of our Board of Directors.

Mr. Aaron D. Todd has served on the Board of Directors since June 2002 and as Chief Executive Officer since July 2003.  He joined the Company as Chief Financial Officer in July of 1995 and was appointed Secretary and Treasurer during that same year.  Mr. Todd holds a Bachelor of Science degree in Accounting from Brigham Young University.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  None.

Key Attributes, Experience and Skills:  Mr. Todd brings to the Board of Directors, among his other skills and qualifications, a vast understanding of financial and accounting matters, as well as significant knowledge and understanding of our operations and the aviation and health care industries generally.  In light of the foregoing, our Board of Directors concluded that Mr. Todd should continue as a member of our Board of Directors.

Continuing Directors for Term Ending Upon the 2015 Annual Meeting of Stockholders – Class III Directors

Mr. Ralph J.  Bernstein has served on the Board of Directors since February 1994.  He is the co-founder and General Partner of Bernstein Capital, LLC.  Prior to forming Bernstein Capital, LLC, Mr. Bernstein was the managing partner of Americas Partners and Americas Tower Partners.  He holds a Bachelor of Arts Degree in Economics from the University of California at Davis.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  Empire Resorts, Inc. (2004 – 2010).

Key Attributes, Experience and Skills:  Mr. Bernstein brings to the Board of Directors, among his other skills and qualifications, valuable strategic planning and management skills gained as a General Partner of Bernstein Capital, LLC.  In addition and as a result of Mr. Bernstein’s prior service on our Board of Directors, Mr. Bernstein has a vast amount of institutional knowledge regarding the Company’s operations and business generally.  In light of the foregoing, our Board of Directors has concluded that Mr. Bernstein should continue as a member of our Board.

Mr. Mark D. Carleton has served on the Board of Directors since August 2008 and has been a Senior Vice President at Liberty Media Corporation since December 2003.  His primary responsibilities include corporate development and oversight of Liberty’s technology, music, telecom, satellite and sports interests.  Prior to joining Liberty Media Corporation, Mark was a partner at KPMG LLP, where he had overall responsibility for the communications sector.  Mr. Carleton was also a member of KPMG LLP’s Board of Directors.  Mr. Carleton received a Bachelor of Science degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global Leadership Council.  He also is a member of the University of Colorado Sports and Entertainment Advisory Council.  In addition, Mr. Carleton was the Executive in Residence at the Colorado State University Business School for the 2011-2012 school year.  Mr. Carleton also serves on the Board of Directors for Junior Achievement-Rocky Mountain, Inc.

Other Public Company Board Service:  Live Nation Entertainment (January 2010 – present), Barnes & Noble, Inc. (September 2011 – present), Mobile Streams, Inc. (January 2006 – present), Sirius XM Radio (February 2013 – Present) and Ideiasnet (July 2011- present).

Recent Past Public Company Board Service:  The DIRECTV Group, Inc. (February 2008 – June 2009) and Ticketmaster Entertainment (August 2008 – February 2010).

Key Attributes, Experience and Skills:  Mr. Carleton brings to the Board of Directors, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP.  In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including leadership development and succession planning, risk assessment, and shareholder and government relations.  In light of the foregoing, our Board of Directors concluded that Mr. Carleton should continue as a member of our Board.

Dr. Lowell D. Miller has served on the Board of Directors since June 1990.  Since 1989, Dr. Miller has been involved with various scientific endeavors including a pharmaceutical research and development consulting business and as a guest lecturer at the university level.  In addition, he has led or been involved with many fund-raising activities for educational purposes.  He is a long-term member of the American Chemical Society and the American Society of Toxicology.  Dr. Miller has a Bachelor of Science degree, a Master’s degree in Biochemistry and a Doctorate degree in Biochemistry all awarded by the University of Missouri.

Other Public Company Board Service:  None.

Recent Past Public Company Board Service:  None.

Key Attributes, Experience and Skills:  Dr. Miller brings to the Board of Directors, among his other skills and qualifications, vast institutional knowledge of our business and operations, as well as an understanding of the regulatory issues confronting our industry.  In light of the foregoing, our Board of Directors concluded that Dr. Miller should continue as a member of our Board.

Named Executive Officers*

Mr. Michael D. Allen was named President, Domestic Air Medical Services in August 2012.  Mr. Allen has been with Air Methods since 1992 and served in several positions including line pilot, safety representative, aviation site manager, training captain/check airman, operations manager and Senior Vice President. As the President, Domestic Air Medical Services Mr. Allen has responsibility and over site of all business, aviation, maintenance, clinical and dispatch operations supporting 320 air medical base sites with over 3,350 employees and more than 400 aircraft.  Prior to joining the Company Mr. Allen worked for Petroleum Helicopters, Inc. and served in the US Army. During his more than five years of service in the US Army Mr. Allen served in Germany as an aero scout pilot and as a maintenance test pilot.  Mr. Allen graduated from Portland State University with a BS in Mathematics.

Mr. Trent J. Carman joined the Company in April 2003 and is the Chief Financial Officer and Treasurer.  Prior to joining the Company, Mr. Carman served as Chief Financial Officer of StorNet, Inc. from January 2000 until April 2003, and served in various capacities including Senior Vice President and Chief Financial Officer for United Artists Theatre Circuit, Inc., from June 1992 until January 2000.  Mr. Carman received his Bachelor of Science degree in Accounting from Utah State University and holds a Master’s degree in Business Administration-Finance from Indiana University.

Ms. Crystal L. Gordon was appointed as Senior Vice President, General Counsel and Secretary of the Company in April 2012.  Prior to her appointment, Ms. Gordon was the Vice President and Associate General Counsel of the Company.  Before joining the Company in April 2011, Ms. Gordon was with Davis Graham & Stubbs LLP in Denver, Colorado focusing on mergers and acquisitions, securities offerings, SEC compliance matters, and corporate governance.  Ms. Gordon received her law degree from the University of Denver, and received her Bachelor of Science degree in Biology from Santa Clara University.  Prior to attending law school, Ms. Gordon worked as a compliance associate with a boutique investment advisory firm in Northern California.

Ms. Sharon J. Keck joined the Company as Accounting Manager in October 1993 and was named Controller in July 1995.  She assumed the additional position of Chief Accounting Officer in January 2002.  Ms. Keck holds a Bachelor of Science degree in Accounting from Bob Jones University.

* Biographical information for Mr. Aaron D. Todd, our Chief Executive Officer, is set forth above under Continuing Directors for Term Ending Upon the 2014 Annual Meeting of Stockholders – Class II Directors

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and Governance Principles

The core responsibility of the Company’s Board is to exercise its business judgment to act in what it reasonably believes to be in the best interests of the Company and its stockholders.  Further, members of the Board fulfill their responsibilities consistent with their fiduciary duty to the stockholders, and in compliance with all applicable laws and regulations. The primary responsibilities of the Board include:

•	Oversight of management performance and assurance that stockholder interests are served;

•	Oversight of the Company’s business affairs and long-term strategy, including Chief Executive Officer succession planning; and

•	Monitoring adherence to the Company’s standards and policies, including, among other things, policies governing internal controls over financial reporting.

In fulfilling such responsibilities, the Board is guided by the principles set forth in the Corporate Governance Guidelines, a copy of which is available on our website www.airmethods.com under the “Investors” tab.  The Corporate Governance Guidelines were adopted by the Board in May 2010.  To ensure sound corporate governance practices, the Board regularly reviews the governance practices set forth in the Corporate Governance Guidelines, as well as Delaware law (the state in which we are incorporated) and the listing standards of The NASDAQ® Stock Market, and SEC regulations.  The Board also considers best practices suggested by recognized corporate governance authorities.

The Board also performs its responsibilities in accordance with the Code of Business Conduct for Members of the Board of Directors adopted on November 2, 2011 (the “Director Code of Conduct”).  A copy of the Director Code of Conduct is available on our website www.airmethods.com under the “Investors” tab.

Board Leadership Structure and Independent Chairman

The Board separated the positions of Chairman and Chief Executive Officer in July 2003. Maintaining separate positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations and allows our Chairman to lead the Board in its oversight and advisory roles.  Because of the many responsibilities of the Board and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success.  The Board also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.  At this time, the Board has determined for the foregoing reasons that its leadership structure is appropriate and in the best interests of the Company’s stockholders.  The Company will continue to periodically evaluate whether this leadership structure best serves the Company and its stockholders.

Lead Director

Because the Board determined that David Kikumoto, our Chairman, is not an independent director under the applicable NASDAQ® rules and regulations, our Board has appointed George Belsey as “Lead Independent Director” to preside at all executive sessions of the directors who are all independent, as defined under applicable NASDAQ® rules and regulations.  As the Lead Independent Director, Mr. Belsey has the responsibility of presiding at all executive sessions of the Board and to the extent appropriate, consulting with the Chairman and the Chief Executive Officer regarding such executive sessions.  The Board generally holds executive sessions at each regular meeting.

Board Risk Oversight

Our Board, together with our named executive officers, oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan.  The Board performs this oversight role by reviewing the operations of the Company’s business and corporate functions and addressing the primary risks associated therewith.  The Board has delegated certain responsibilities to the finance and strategic planning committee and the audit committee, including, among other things, reviewing the risks associated with the Company’s strategic plan, discussing policies with management regarding financial risk assessment and enterprise risk management, developing guidelines to govern the process by which major financial and accounting risk assessment is undertaken by the Company, identifying the primary risks to the Company’s business and interim updates of those risks, and monitoring and evaluating the primary risks associated with particular business units and functions.

In an effort to continue appropriately monitoring and understanding the Company’s risks, in 2012, the Board formed the health care affairs committee, which is a subcommittee of the finance and strategic planning committee. The health care affairs committee is comprised of Board members with a strong background in health care.  The health care affairs committee focuses on health care matters impacting the Company, including the Company’s health care compliance efforts.  Since the formation of the health care affairs committee, the committee has focused on, among other things, the Company’s health care compliance plan and management of risks related to health care.

In performing such functions, the audit committee, the finance and strategic planning committee, and the health care affairs committee have full access to management, as well as the ability to engage advisors.  The foregoing committees provide reports to the Board regarding the risk areas identified above.  In addition, the compensation and stock option committee and the nominating and corporate governance committee address relevant risks during their respective meetings.  The Board believes that the work undertaken by the audit committee, the finance and strategic planning committee and the health care affairs committee, together with the work of the full Board, the other committees, and our named executive officers, enables the Board to effectively oversee the Company’s risk management.

Board Membership and Director Independence

Currently, the Company’s Board has ten members.  The Board has determined that eight of those ten directors, namely Drs. Connolly and Miller and Messrs. Belsey, Bernstein, Dorsey, Carleton, McNair, and Tahbaz, satisfy The NASDAQ® Stock Market standard for director independence.  The Board has determined that Mr. Todd, as our Chief Executive Officer, and Mr. Kikumoto are not independent under The NASDAQ® Stock Market standard for director independence.  In accordance with NASDAQ® rules, the Board has made a determination that, given Mr. Kikumoto’s relationship with Denver Management Advisors, Inc., which had been previously retained by the Company to provide compensation advisory services, in 2010 and 2011, Mr. Kikumoto is not independent.

The Board held five meetings in 2012.  Each director attended at least 80% of the Board and applicable committee meetings during 2012.  Four members of the Board attended the Company’s 2012 Annual Meeting.  The Board does not have a policy for Board member attendance at the Company’s annual meetings.

Our Board conducts its business through meetings of the Board and through activities of the standing committees, as further described below.  The Board and each of the standing committees meets throughout the year on a set schedule and also holds special meetings and acts by written consent from time to time, as appropriate.  Board agendas include regularly scheduled executive sessions of the independent directors to meet without the presence of management.  The Board has delegated various responsibilities and authority to different committees of the Board, as described below.  Members of the Board have access to all of our members of management outside of Board meetings.

Committees of the Board of Directors

The Board has established an audit committee, finance and strategic planning committee, compensation and stock option committee and a nominating and corporate governance committee.  Each of the committees regularly report on their activities and actions to the full Board.  The full text of all of the charters for each Board committee is available on the Company’s website at www.airmethods.com.  The contents of our website are not incorporated by reference into this document for any purpose.

Audit Committee

The audit committee, which met 6 times during 2012, currently consists of Messrs. McNair (Chairman) and Carleton and Dr. Connolly.  The Board has determined that all members of the audit committee are “independent” within the meaning of the listing standards of The NASDAQ® Stock Market and the SEC rules governing audit committees.  In addition, the Board determined that Mr. Carleton and Dr. Connolly meet the criteria of an “audit committee financial expert” as defined under the applicable SEC rules.

See the “Audit Committee Report” on page 49 for a description of the audit committee’s duties and responsibilities.

Finance and Strategic Planning Committee

The finance and strategic planning committee was formed by the Board in April 2003.  The current members of the finance and strategic planning committee are Messrs. Tahbaz (Chairman), Belsey, Bernstein, Carleton, Connolly, Dorsey and Todd.  The finance and strategic planning committee oversees establishment and achievement of corporate financial objectives and key growth initiatives, including acquisitions that are significant to the Company’s business.  In addition, the committee analyzes and evaluates the capital structure of the Company.  The finance and strategic planning committee met 7 times in 2012.

Compensation and Stock Option Committee

The compensation and stock option committee currently consists of Dr. Miller (Chairman) and Messrs. Dorsey and Bernstein.  The compensation and stock option committee, which met 6 times in 2012, is responsible for making recommendations to the Board regarding executive compensation matters.  The specific nature of the compensation and stock option committee’s responsibilities is described under “Compensation Discussion and Analysis.”

The Board has determined that all members of the compensation and stock option committee are “independent” within the meaning of The NASDAQ® Stock Market’s listing standards.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee currently consists of Messrs. Bernstein (Chairman), Tahbaz and Dr. Miller.  Mr. Bernstein replaced Mr. Belsey as the Chairman of the nominating and corporate governance committee in November 2012.  The nominating and corporate governance committee provides committee membership recommendations to the Board along with changes to those committees.  In addition, the nominating and corporate governance committee identifies, evaluates and recommends to the Board individuals, including individuals proposed by stockholders, qualified to serve as members of the Board.  The nominating and corporate governance committee also identifies, evaluates and recommends to the Board, nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected.  The nominating and corporate governance committee also develops and recommends to the Board corporate governance principles applicable to the Company and oversees succession planning for the chief executive officer.  The nominating and corporate governance committee met 5 times in 2012.

The Board has determined that all members of the nominating and corporate governance committee are “independent” within the meaning of The NASDAQ® Stock Market’s listing standards.

Nomination of Directors

In accordance with its written charter, the nominating and corporate governance committee investigates suggestions for candidates for membership on the Board, including candidates nominated by our stockholders, and recommends prospective directors, as required, to provide an appropriate balance of knowledge, experience and capability on the Board.

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws.  Our Bylaws provide that a stockholder may bring certain business before an annual meeting, including, among other things, the nomination of directors, if such stockholder has delivered written notice to the Secretary of the Company and such notice is received by the Secretary, not less than sixty (60) days and not more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting.  The stockholder notice must include the following information with respect to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.  The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In recommending candidates for appointment or re-election to the Board, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of the Board.  Specifically, the nominating and corporate governance committee considers, among other things, the candidate’s independence, character, corporate governance skills and abilities, business experience, industry specific experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the Board or its committees.  While there is no formal policy with regard to consideration of diversity in identifying director nominees, the nominating and corporate governance committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees.

In addition, the nominating and corporate governance committee seeks to ensure that at least a majority of the directors are independent under the rules of The NASDAQ® Stock Market, and that members of the Company’s audit committee meet the financial literacy and sophistication requirements under The NASDAQ® Stock Market rules and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.  Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

In determining whether to recommend a director for re-election, the nominating and corporate governance committee considers, among other things, the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Director Compensation

The following table summarizes all compensation earned by members of the Board during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(12) ($)	Option Grants(13) ($)	All Other Compensation(14) ($)	Total ($)
George W. Belsey(1)(10)	106,100	22,000	13,875	3,500	145,475
Ralph J. Bernstein(2)(10)	99,000	22,000	13,875	117,460	252,335
Mark D. Carleton(3)(10)	94,300	22,000	13,875	117,460	247,635
John J. Connolly, Ed.D.(4) (11)	52,100	13,673	7,529	2,100	75,402
Jeffrey A. Dorsey(5)(11)	47,800	13,673	7,529	2,100	71,102
C. David Kikumoto(6)(10)	160,500	22,000	13,875	29,960	226,335
MG Carl H. McNair, Jr. USA (Ret.)(7)(10)	99,900	22,000	13,875	117,460	253,235
Lowell D. Miller Ph.D.(8)(10)	104,100	22,000	13,875	---	139,975
Morad Tahbaz(9)(10)	104,750	22,000	13,875	117,460	258,085

(1)	As of December 31, 2012, Mr. Belsey held one stock option award exercisable for an aggregate 1,500 shares of the Company’s common stock, all of which are fully vested.

(2)	As of December 31, 2012, Mr. Bernstein held four stock option awards exercisable for an aggregate 50,340 shares of the Company’s common stock, all of which are fully vested.

(3)	As of December 31, 2012, Mr. Carleton held four stock option awards exercisable for an aggregate 50,340 shares of the Company’s common stock, all of which are fully vested.

(4)	As of December 31, 2012, Dr. Connolly held one stock option award exercisable for an aggregate 900 shares of the Company’s common stock, all of which are fully vested.

(5)	As of December 31, 2012, Mr. Dorsey held one stock option award exercisable for an aggregate 900 shares of the Company’s common stock, all of which are fully vested.

(6)	As of December 31, 2012, Mr. Kikumoto held two stock option awards exercisable for an aggregate 12,840 shares of the Company’s common stock, all of which are fully vested.

(7)	As of December 31, 2012, General McNair held four stock option awards exercisable for an aggregate 50,340 shares of the Company’s common stock, all of which are fully vested.

(8)	As of December 31, 2012, Dr. Miller did not hold any unexercised stock options.

(9)	As of December 31, 2012, Mr. Tahbaz held four stock option awards exercisable for an aggregate 50,340 shares of the Company’s common stock, all of which are fully vested.

(10)	As of December 31, 2012, such director held 750 shares of restricted stock which vested fully and were freely tradable on January 1, 2013.

(11)	As of December 31, 2012, such director held 450 shares of restricted stock which vested fully and were freely tradable on January 1, 2013.

(12)	Restricted stock is valued at the closing price of the common stock on the date of grant.

(13)
Option awards are calculated in accordance with the requirements of FASB ASC Topic 718, as explained below. The options granted in 2012 vested immediately upon grant and will expire five years from date of grant.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.  The Company uses historical option exercise data for similar employee groups, as well as the vesting period and contractual term, to estimate the expected term of options granted; the expected term represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on historical volatility of the Company’s stock.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  The amounts presented in these columns reflect the dollar amount to be recognized for financial statement reporting purposes over the vesting term of the options (excluding any impact of assumed forfeitures), in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of expense for the  2012 awards are included in Note 10 to the consolidated financial statements in our 2012 Annual  Report on Form 10-K, which was filed with the SEC on March 1, 2013.

(14)
In connection with the Company’s issuance of a special cash dividend of $7.00 per share, the Company’s compensation and stock option committee approved a one-time special cash bonus to certain employees and directors holding vested and unexercised compensatory stock options granted under the Second Amended and Restated 2006 Equity Plan. Accordingly, certain directors received an amount equal to $7.00 per share covered by any unexercised and vested stock option held by such director on December 28, 2012.

2012 Grants

During fiscal year 2012, the Company awarded both options and restricted stock to our non-employee directors.  On February 2, 2012, the Company granted each non-employee director (other than Messrs. Dorsey and Connolly who were not on the Board at such time) an option to purchase 1,500 shares at $29.33, on a post-split basis.  The options vested immediately upon grant.  The expiration date for these options is February 2, 2017.  Each of Messrs. Dorsey and Connolly were awarded an option to purchase 900 shares at $30.38, on a post-split basis, on May 31, 2012 following their appointments to the Board.  The options vested immediately upon grant.  The expiration date for these grants is May 31, 2017.

On February 2, 2012, the Company also awarded 750 shares of restricted stock to each non-employee director (other than Messrs. Dorsey and Connolly).  All shares vested and became freely tradable on January 1, 2013.  Each of Messrs. Dorsey and Connolly were awarded 450 shares of restricted stock on May 31, 2012.  All shares vested and became freely tradable on January 1, 2013.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending Board and committee meetings.  Board members who are also officers do not receive any separate compensation or fees for attending Board or committee meetings.

Annual Retainer and Meeting Fees

The non-employee directors were entitled to receive the following compensation for serving on our Board and committees of our Board:

•	Annual retainer of $60,000

•	Board chairman annual retainer of $90,000 (such amount is in addition to the annual retainer amount received by all Board members);

•	Board attendance fee of $2,500 per meeting; and

•
Effective July 1, 2012, following a discussion of the Board, the compensation and stock option committee approved a new compensation structure for the committee chairs and the committee members pursuant to which each committee chairman and committee member will be paid the same annual retainer amount rather than having differing amounts paid to different committees.  Each committee chairman is now paid an annual retainer in the amount of $24,000 and each committee member is paid an annual retainer of $8,000.  All committee members also receive a $600 fee for each committee meeting.

Certain Relationships and Related Transactions

Transactions with Related Persons

None.

Review, Approval or Ratification of Transactions with Related Persons

The audit committee charter charges the audit committee with the responsibility to investigate, review, and report to the Board the propriety and ethical implications of any transactions between the Company and any employee, officer, or Board member, or any affiliates of the foregoing.  The audit committee charter operates in conjunction with other aspects of the Director Code of Conduct and the Company’s Code of Conduct.  The audit committee evaluates related party transactions for purposes of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within the Company policies and practices.  The Board will approve or ratify only transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.  Related party transactions involving directors are also subject to approval or ratification by the disinterested directors when so required under Delaware law. Applicable transactions may be reported to the audit committee by our independent auditors, employees, officers, Board members, or other parties.

Compensation and Stock Option Committee Interlocks and Insider Participation

During the last fiscal year, none of the members of the compensation and stock option committee has been or will be one of the Company’s officers or employees.  The Company does not have any interlocking relationships between its named executive officers and the compensation and stock option committee and the named executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

Code of Ethics

We have adopted a Code of Ethics for our officers and employees, as well as the Director Code of Conduct for our non-employee directors (together, the “Codes”). The Codes are intended to promote honest and ethical conduct, compliance with applicable laws, full and accurate reporting, and prompt internal reporting of violations of the code, as well as other matters.  Each year, our employees and our non-employee directors confirm that they have read the applicable Code and will comply with its standards.  Both Codes are available on our website www.airmethods.com under the “Investor” tab.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our review of the copies of reports filed and upon written representations, we believe that during 2012, named executive officers, directors and ten percent stockholders of the Company were in compliance with their filing requirements under Section 16(a) of the Exchange Act of 1934, as amended, except as follows: Form 4s reporting a sale of shares for each of George Belsey, Trent J. Carman and Edward T. Rupert (former Section 16 officer) were filed late due to an administrative error.

STOCKHOLDER COMMUNICATIONS

The Board recommends that stockholders initiate any communications with the Board in writing directed to the Company’s secretary at: Secretary, Air Methods Corporation, 7211 South Peoria, Englewood, Colorado 80112.  This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner.  Each communication intended for the Board and received by the Secretary that is a communication made by the stockholder in such capacity (as opposed to acting in its capacity as a party with a commercial relationship with the Company) will be promptly forwarded to the specified party.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the philosophy and the material elements of our compensation program for fiscal year 2012 for our named executive officers, including our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (collectively, the “named executive officers”).  The CD&A has been organized into two sections.  The first section, “2012 and 2013 Compensation Decisions,” summarizes the compensation actions taken during 2012 and year-to-date for 2013, as well as highlights the Company’s strong performance during 2012.  The second section, “Other Compensation Practices and Philosophies,” discusses our general compensation philosophy and policies.

References to “Air Methods”, the “Company”, “we”, “us” and “our” in this discussion and analysis refer to Air Methods Corporation and its management, as applicable.

Section I – 2012 and 2013 Compensation Decisions

Overview of 2012 Performance

Despite a challenging political and macro-environment, 2012 was a year full of accomplishments for the Company.  Among other things, we delivered solid earnings growth, generated strong cash flows, returned capital to stockholders through the issuance of a special cash dividend ($7.00 per share) and continued our disciplined acquisition strategy with the purchase of Sundance Helicopters, Inc.  Company achievements in 2012 included:

•	Revenue increased by 29% to $850.8 million compared to $660.5 million in 2011;
•	Earnings per diluted share were $2.39 for fiscal year 2012, the highest in the Company’s history; and
•	Net patient transport revenue increased 42% to $590.7 million from $416.3 million in 2011.

In 2012, the Company continued to outperform our peer group (the “Compensation Peer Group;” see page 32 for further details) and the broader market.  The following graph displays the Company’s cumulative total shareholder return relative to the S&P 500 Index and the Company’s Compensation Peer Group for the one, three and five-year periods ended December 31, 2012.

Executive Compensation Program for 2012

At our 2012 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers with 89% of the votes cast.  After considering this strong stockholder support and the Company’s financial and operational performance over the past several years, our compensation and stock option committee (the “Committee”) concluded that the compensation paid to the named executive officers and the Company’s overall pay practices did not require revisions to address stockholder concerns.  As such, the Committee did not make any significant changes from the compensation program adopted in early 2012 or to our 2013 compensation program. Our compensation program contains a significant amount of performance based compensation, specifically focused on achieving EPS targets, and the Committee believes that 2012 compensation for our named executive officers reflects the Company’s strong operational and financial performance.

The Committee has a practice of reviewing the compensation program components, targets and payouts on an annual basis to ensure our pay-for-performance alignment.  The compensation program is designed to incentivize responsible achievement of operating goals over one and three-year periods, with targets and metrics selected because they are directly linked to our strategic goals.  Additionally, our long-term incentives measure the creation of stockholder value through both the increase in stock price and increases in EBITDA.

The CD&A describes the compensation of the following named executive officers:

Name	Title
Aaron D. Todd	Chief Executive Officer and Director
Michael D. Allen	President, Domestic Air Medical Services
Trent J. Carman	Chief Financial Officer & Treasurer
Crystal L. Gordon	Senior Vice President, General Counsel and Secretary
Sharon J. Keck	Chief Accounting Officer

As a result of the Company’s reorganization in 2012, which included the departure of the Company’s Chief Operating Officer, the Board of Directors, after considering the recommendation of the Company’s Chief Executive Officer, redefined the roles and responsibilities of certain of its officers and reorganized the named executive officer structure of the Company.  This reorganization included designating Ms. Gordon as an named executive officer, and determining that the roles served by certain other officers were not executive officer functions.

Elements of Executive Compensation

The main components of our executive compensation program are base salary, annual performance-based cash bonuses and long-term incentive compensation, including cash bonuses and equity awards (restricted stock), each of which are discussed below for fiscal 2012.

The following table lists the key elements that generally comprised our 2012 executive compensation.

Element	Purpose		Form
Base Salary
Salary and benefits are paid for ongoing performance throughout the year.  The amount of base salary payable to each named executive officer is commensurate with each executive’s responsibilities, experience and past performance.
Cash
Performance-Based Annual Bonus
The annual bonus component of executive compensation is designed to encourage and reward the achievement of various Company objectives, including, among other things, certain growth targets of our patient transports, executing certain human capital management objectives, achieving cost management initiatives, securing and retaining air medical service contracts, achieving earnings per share goals and divisional earnings goals.  The annual bonus rewards the achievement of short-term objectives which the Committee believes should translate into value for the stockholders.
Cash payments under the Executive Short Term Incentive Program, established under the Performance Pay Plan.
Long-Term Incentive Compensation
The long-term incentive compensation currently consists of time-vested restricted stock granted under our Second Amended and Restated 2006 Equity Compensation Plan (“2006 Plan”) and cash awarded under various bonus plans.  Our long term incentive compensation is designed to reward executives for success in increasing the value of stockholder investments.  It also helps encourage executives to avoid behavior which results in short-term benefit at the expense of long-term share value.
		●	Equity awards granted under the 2006 Plan. The 2006 Plan allows for grants of incentive stock options, non-statutory stock options, shares of restricted stock and stock appreciation rights.
		●	Cash payments under the 2011-2014 Bonus Program and the 2012-2014 Bonus Program, established under the Performance Pay Plan.

Compensation Mix

To determine the appropriate level and mix of incentive compensation, the Committee considers a number of factors, including the information provided by the Committee’s independent compensation consultant (see “Role of Independent Compensation Consultant”, page 31).  The mix of compensation elements for named executive officers is leveraged toward variable, performance-based compensation.

There is not a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Our philosophy is to place the executive team in the shoes of the stockholders to the greatest extent possible.  Therefore, a significant portion of potential compensation comes from payments and awards under our Performance Pay Plan (including our 2011-2014 Bonus Program and our 2012-2014 Bonus Program) as well as equity awards under the 2006 Plan.  The Committee believes that when the value of stockholders’ investment is increased, executives have the greatest opportunity for gain.  The Committee intends that the named executive officers compensation be tied together with Company and individual performance through various forms of incentive compensation, rather than be built into base pay.

As noted above, the Company’s compensation programs are performance driven, with 65% and 67% of Mr. Todd’s and the other named executive officers, respectively, compensation in 2012 tied to Company and individual performance, rather than set guaranteed payments.

Summary of 2012 Compensation Program

Base Salary

The annual base salary component of each named executive officer’s compensation provides each individual with a fixed level of annual cash compensation.  Base pay is set by the Committee in an amount which is adequate to attract, motivate and retain the best talent for the Company’s needs.  The amount of base salary payable to each named executive officer is commensurate with each executive’s responsibilities, experience and past performance, and also takes into consideration peer and competitive data.  Base pay is not utilized by the Company to reward outstanding individual and/or corporate performance, which is instead tied to the short-term and long-term incentive plans.

As a result of the Company’s strong performance, and in an effort to ensure the Company is paying its named executive officers competitively, in April 2012 and January 2013, the Committee engaged Denver Compensation & Benefits LLC, the Committee’s independent compensation consultant (“DCB”), to undertake an analysis of compensation for the Company’s named executive officers (see “Role of Comparative Compensation Data” for a more detailed discussion of the benchmarking process).  As a result of the benchmarking analyses performed by DCB, the Committee adjusted base salaries of the named executive officers on two separate dates, with the salary adjustments occurring on July 1, 2012 and January 1, 2013 (see the “Base Salary Adjustments” table set forth below for further details).  In establishing the base salaries for the named executive officers in 2012 and 2013, the Committee targeted base salaries to be within the 50th and 75th percentile of the salaries paid to similarly situated officers within the Company’s Compensation Peer Group (see “Role of Comparative Compensation Data” for details regarding our peers for compensation purposes):

Base Salary Adjustments

Name	July 1, 2012 Base Salary	January 1, 2013
Aaron D. Todd, Chief Executive Officer	$600,000	$750,000
Michael D. Allen, President, Domestic Air Medical Services	$400,000	$450,000
Trent J. Carman, Chief Financial Officer & Treasurer	$350,000	$400,000
Crystal L. Gordon, SVP, General Counsel & Secretary	$250,000	$325,000
Sharon J. Keck, Chief Accounting Officer	$225,000	$250,000

Annual Cash Incentive Compensation

Annual cash bonuses are paid under the annual Executive Short Term Incentive Plans (“STIP”) established pursuant to the Company’s Performance Pay Plan, a stockholder-approved cash incentive plan.  Annual cash bonus awards are designed to drive Company and individual performance.  All annual cash bonus awards are at risk.  Payments are only made if performance goals are achieved, and awards may be less than targeted amounts based on actual performance.

As further described below, the performance goals set forth in the STIP include specific annual corporate financial objectives consistent with the Company’s annual operating plan, as well as achievement of Company strategic and operational objectives.

Target STIP Award as a Percentage of Salary

Under the STIP, each named executive officer’s target annual cash incentive compensation opportunity (expressed as a percentage of base salary) is based upon job responsibilities, alignment with internally compared positions and peer company market data.  In 2012, the Committee approved a target level of annual incentive compensation under the 2012 STIP for each of our named executive officers other than Ms. Keck, the Company’s Chief Accounting Officer (see below for further description of Ms. Keck’s annual incentive award target program).  The target levels for 2012 are set forth below and the % of base salary remained unchanged from previous years for Messrs. Allen, Carman and Todd.

Given that the Committee had undertaken an evaluation of the named executive officers’ base salaries as of the date the 2012 STIP was adopted, the Committee determined that 2012 annual cash incentive compensation targets would be based upon the base salaries effective in mid-2012.

Named Executive Officer	Base Salary as of July 1, 2012	Target STIP Award as a % of Base Salary	Maximum Bonus Amount (300% of Target STIP)
Aaron D. Todd, Chief Executive Officer	$600,000	40%	$720,000
Michael D. Allen, President, Domestic Air Medical Services	$400,000	30%	$360,000
Trent J. Carman, Chief Financial Officer & Treasurer	$350,000	30%	$315,000
Crystal L. Gordon, SVP, General Counsel & Secretary	$250,000	30%	$225,000

2012 Performance Goals

1.	Financial Performance Measures

In 2012, the Committee continued to utilize earnings per share (“EPS”) as the primary performance measure for the named executive officers (40% weight for the CEO and 30% weight for the other named executive officers).  The Committee believes that earnings per share from continuing operations is a key indicator of financial strength and performance and is recognized as such by the investment community.

The financial performance measure in 2012 was to increase EPS by 20% from $1.25 to $1.50 per diluted share (the “EPS Target”) after giving effect to bonus payments.  Note that actual EPS for 2011 was $1.21, but the Committee increased the starting EPS Target by $0.04 to reflect the prior year add back to earnings associated with the transaction and one-time expenses associated with the acquisition of Omniflight Helicopters, Inc. and its affiliated entities. For each $0.02 increase above the EPS Target, the target level for the STIP award increased by 1.33% for the chief executive officer and 1.0% for the other named executive officers, respectively.

Note that all references to EPS performance targets are stated to reflect the Company’s 3-for-1 stock split completed on December 28, 2012.

2.	Strategic and Operational Performance Measures

Similar to prior years, the annual cash incentive cash compensation for the named executive officers included achievement of strategic and operational performance measures and targets (60% weight for the CEO and 70% weight for the other named executive officers).  The specific operational and strategic goals are not disclosed in this proxy statement because such disclosure would result in competitive harm to the Company.  The Company is involved in a unique business with very few competitors, and in particular very few public company competitors.  Accordingly, the disclosure of such information may provide insight into the Company’s planning process and projections.

However, such goals generally relate to (i) achieving divisional budget net income objectives (40% weight for named executive officers other than the CEO and CFO), and (ii) other strategic divisional initiatives, including among other things, securing new business relationships, reduction of program administration per base, increases in net revenue per transport and growth in same-base transport volume (20% weight for named executive officers other than the CEO and CFO).  The strategic and operational performance measures for the CEO and CFO included, among other things, achieving productivity savings through disciplined cost management systems and realization of synergies associated with the acquisition of Omniflight Helicopters, Inc. and its affiliates.

Weighting of performance metrics for the named executive officers (other than Ms. Keck) are illustrated below:

Overall Results for Annual Cash Incentive Compensation

In February 2013, the Committee reviewed the Company’s performance for 2012 against the financial and operational goals established under the 2012 STIP.

Our actual EPS achievement for 2012 was $2.39 per fully-diluted share, representing a 98% increase in fully-diluted EPS compared to 2011.  The EPS Target was exceeded by $.89, or 59%.  As noted above, the target annual cash incentive compensation opportunity (expressed as a percentage of base salary) increases by 1.33% (for the CEO) and 1.0% (for other named executive officers) for every $0.02 per share increase in EPS above the EPS Target.  Accordingly, as a result of the EPS achievement, the target level achievable under the STIP for the chief executive officer and the other named executive officers participating in the STIP increased to 93% and 70%, respectively.

With respect to the strategic and operational goals, the Committee determined that all such goals were met by the named executive officers other than one strategic goal not achieved by Mr. Allen (such strategic goal having a 5% weight).

As a result of such decision by the Committee, Messrs. Todd and Carman and Ms. Gordon received the maximum target level payable under the STIP, 300%, and Mr. Allen received 295%.  In addition, the Committee awarded each of Mr. Carman and Ms. Gordon an additional cash bonus of $15,000 each for their efforts in the execution of the Sundance Helicopters, Inc. acquisition, the special cash dividend issuance and the forward stock split, all completed in late 2012.

The table below illustrates each named executive officer’s (other than the Chief Accounting Officer) bonus target and actual bonus amount paid for achievement of the EPS Target and certain strategic and operational goals for 2012, as well as the discretionary bonus noted above.

Target vs. Annual Cash Compensation Paid for 2012 Performance

Named Executive Officer	2012 Annual Base Salary	Target STIP Award as a % of Base Salary	Target STIP Award	Actual Annual STIP Award	Actual Annual STIP Award as a % of Target Incentive	Additional Cash Bonus
Aaron D. Todd, Chief Executive Officer	$600,000	40%	$240,000	$720,000	300%	$0
Michael Allen, President, Domestic Air Medical Services	$400,000	30%	$120,000	$354,600	295%	$0
Trent J. Carman, Chief Financial Officer & Treasurer	$350,000	30%	$105,000	$315,000	300%	$15,000
Crystal L. Gordon, SVP, General Counsel & Secretary	$250,000	30%	$75,000	$225,000	300%	$15,000

Annual Cash Incentive Compensation for Ms. Keck, the Company’s Chief Accounting Officer

The annual cash incentive amount for Ms. Keck was determined according to whether annual individual goals, which were set by the Chief Executive Officer and the Chief Financial Officer, were attained.  The rationale for excluding Ms. Keck from the formula bonus is to help avoid actual and apparent financial self-interest on the part of Ms. Keck in the achievement of key financial measures.  The individual goals established for Ms. Keck included, among other things, the timely filing of the Company’s Form 10-Ks and Form 10-Qs.  The Chief Executive Officer and the Chief Financial Officer made a recommendation to the Committee and the Committee determined the bonus for the Chief Accounting Officer, taking into account their recommendation.  In determining Ms. Keck’s bonus amount, the Chief Executive Officer and Chief Financial Officer took into account Ms. Keck’s efforts with regard to the Company’s acquisition of Sundance Helicopters, Inc. and all of the aircraft owned by two affiliated entities and her efforts in connection with the Company’s internal reorganization.  Ms. Keck received a bonus in the amount of $202,500 for fiscal year 2012, representing approximately 90% of her 2012 base salary as of July 1, 2012.

Long-Term Incentive Compensation

Long-term incentive awards are designed to align the interests of our named executive officers with those of our stockholders.  This portion of compensation consists of performance-based awards that provide incentives for achieving results consistent with the goal of sustained growth in stockholder value.  The Committee believes that long-term compensation should represent the largest portion of an executive’s total compensation package and that the levels of payouts should reflect the Company’s performance levels.

This portion of the 2012 executive compensation program includes two types of awards: restricted stock grants and potential cash payments under the 2011-2014 Bonus Plan and the 2012-2014 Bonus Plan.  Each of the long-term incentive compensation components are described in greater detail below.

Restricted Stock Grants

In 2012, the Committee decided to award only restricted stock to the named executive officers (other than Mr. Allen) in comparison to prior years when the Committee also awarded stock options.  Stock ownership and stock-based incentive awards align the interests of our named executive officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price, consistent with shareholder returns.  Restricted stock awards also promote executive retention as unvested shares held at the time the executive’s employment is terminated are forfeited.  Consistent with prior years, the restricted stock grants made in February 2012 vested in three equal annual installments, with the first vesting date to occur on the one-year anniversary of the date of grant.  With respect to the special grants made to Ms. Keck and Ms. Gordon in August 2012 and the annual grants made to the named executive officers in 2013, the Committee extended the vesting period of restricted stock awards to five years to promote long-term strategic decision making and retention of named executive officers.

In establishing the target value of long-term incentive awards for each named executive officer, the Committee relied on compensation data provided by its independent compensation consultant. The Committee also considers the named executive officer’s prior year individual and team performance, as well as the expected contribution in future years.  As a result of the compensation benchmarking performed by DCB in April 2012 and in order to remain competitive with the Company’s Compensation Peer Group, the Committee supplemented the annual awards made in February 2012 with additional restricted stock grants in August 2012.

The table set forth below reflects the number of restricted shares granted in 2012, reported on a post-split basis.

Named Executive Officer	Number of Shares of Restricted Stock	Grant Date Fair Value of Restricted Stock	Percentage of Base Salary
Aaron D. Todd, Chief Executive Officer	9,000	$264,000	44%
Michael Allen, President, Domestic Air Medical Services	0	N/A	N/A
Trent J. Carman, Chief Financial Officer & Treasurer	6,000	$176,000	50%
Crystal L. Gordon, SVP, General Counsel & Secretary	13,500	$448,770	180%
Sharon J. Keck, Chief Accounting Officer and Controller	16,500	$527,975	234%

2011-2013 Bonus Plan & 2012-2014 Bonus Plan

The other component of the Company’s long-term incentive compensation includes cash bonuses potentially payable under the 2011-2014 Bonus Program (the “2011 EVA Plan”) and the 2012-2014 Bonus Program (the “2012 EVA Plan” and together with the “2011 EVA Plan,” the “EVA Plans”), each established under the Performance Pay Plan which was approved by the Company’s stockholders on May 31, 2012.  The 2011 EVA Plan and the 2012 EVA Plan were adopted on September 30, 2011 and September 25, 2012, respectively.

The EVA Plans are similar to the Economic Value Added Plan previously adopted by the Committee on February 5, 2009.  The final payment under the Economic Value Added Plan was paid on January 1, 2013 to each of Messrs. Todd ($1,159,281), Allen ($526,946) and Carman ($526,946).  The EVA Plans are designed to reward the participants for sustained, continuous improvement in operating profit in relation to the invested capital employed in the business.  The Committee adopted the EVA Plans because of their belief that compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, the EVA Plans have the highest correlation with the creation of value for stockholders over the long term.  All amounts payable under the EVA Plans are intended to be “qualified performance based compensation” that is exempt from the $1,000,000 deduction limitation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended.

2011 EVA Plan

Under the 2011 EVA Plan, certain members of senior management are eligible to receive cash compensation based upon the financial performance of the Company (measured in terms of “economic value added”) during the period commencing July 1, 2011 and ending June 30, 2014.

Under the 2011 EVA Plan, the economic value added shall be the difference of (a) the Closing Valuation minus (b) the Opening Valuation. The foregoing valuations shall be determined as follows:

•
The “Opening Valuation” is calculated as follows: (a) EBITDAR (Earnings Before Interest, Taxes Depreciation, Amortization and Rent) for the twelve (12) month period ending on June 30, 2011 multiplied (b) by six (6), minus (c) any Debt (as defined in the EVA Plans) as of June 30, 2011, plus (d) any Cash (as defined in the EVA Plans) as of June 30, 2011.

•
The “Closing Valuation” is calculated as follows: (a) EBITDAR (Earnings Before Interest, Taxes Depreciation, Amortization and Rent) for the twelve (12) month period ended on June 30, 2014 multiplied (b) by six (6), minus (c) any Debt as of June 30, 2014, plus (d) any Cash as of June 30, 2014.

The named executive officers participating in the 2011 EVA Plan are Aaron Todd, Michael Allen and Trent Carman.  In the event the economic value added is a positive number, each of the foregoing named executive officers shall be entitled to receive a certain percentage (as set forth in Section 3 of the 2011 EVA Plan) of the increase in the economic value added.  As of December 31, 2012, the Company had accrued $1.2 million for potential amounts distributable under the 2011 EVA Plan.  Any amounts payable under the 2011 EVA Plan will be paid in three equal annual installments on September 15, 2014, January 1, 2015 and January 1, 2016.

2012 EVA Plan

In connection with the benchmarking study undertaken by the Committee in 2012, the Committee adopted the 2012 EVA Plan, which supplements (but does not alter or amend) the 2011 EVA Plan for the period beginning July 1, 2012 and ending June 30, 2014 (the “2012 EVA Performance Period”).  The 2012 EVA Plan supplements the 2011 EVA Plan as follows:

•	Added new participants from senior management, including Ms. Gordon, for the 2012 EVA Performance Period;
•	Adjusted the portion of the bonus pool to which each participant may be entitled during the 2012 EVA Performance Period;
•	Modified the calculation of “economic value added” for such period by increasing the “Business Valuation Multiple” (as such term is defined in the 2012 EVA Plan) from 6 to 7;
•
Provided an offset (as determined at the discretion of the Committee in order to preserve maximum flexibility) against amounts payable under the 2011 EVA Plan to achieve the desired economics without double paying participants for the same financial performance under both the 2011 EVA Plan and the 2012 EVA Plan; and

•	Modified the termination “without cause” section to mirror the language set forth in the amended employment agreements executed by the named executive officers in September 2012.

As of December 31, 2012, the Company had accrued $657,000 for payments under the 2012 EVA Plan. Any amounts payable under the 2012 EVA Plan will be paid in three equal annual installments on September 15, 2014, January 1, 2015 and January 1, 2016.

Summary of 2013 Compensation Activity

The Committee approved the 2013 compensation program for the named executive officers during the first quarter of 2013.  Similar to 2012, the three components of the 2013 compensation program for the named executive officers include base salary, annual cash incentive compensation and long-term incentive compensation.  A brief description of each of the foregoing components is set forth below.

2013 Base Salary

As noted above under the section entitled “Summary of 2012 Compensation Program”, the Committee increased base salaries for the named executive officers effective January 1, 2013.  Such increases were made in connection with the benchmarking study performed in 2012 and January 2013 by DCB, the Committee’s independent compensation consultant.  The Committee does not currently anticipate approving any additional increases to the base salaries of the named executive officers in 2013.

2013 Annual Cash Incentive Compensation

For 2013, the Committee modified the annual cash bonus program to reinforce its pay-for-performance philosophy.  The primary modifications to the 2013 STIP include the following:

•
Modified the weight of the financial performance measures from 40% (for the CEO) and 30% (for the other named executive officers, excluding Ms. Keck) to 70% for all of the named executive officers’ other than Ms. Keck who does not participate in the Annual Cash Incentive Compensation Program.  The remaining 30% is tied to achievement of key Company and individual performance objectives.

•
Expanded the financial performance measures to include EPS, EBITDA and EBITDA margin.  The weights of the respective financial performance measures, together with the target, budget and maximum established by the Committee are described in greater detail below under the Section entitled “2013 Financial Performance Measures.”

•
Added an additional bonus measure that would permit Mr. Todd, the Company’s Chief Executive Officer, to earn up to an additional 25% of his base salary if he accomplishes certain strategic objectives, including, among other things, taking steps necessary to prepare the Company for health care reform and the execution of certain human capital management projects.

•
Implemented an “umbrella plan” in connection with the 2013 STIP.  Under the umbrella plan no bonuses shall be payable under the 2013 STIP unless the Company has 2013 fully-diluted earnings per share equal to or greater than $2.50, after taking into account the expensing of officer bonuses.  If minimum EPS target is achieved, then the umbrella plan provides the Committee with some discretion in awarding actual bonus amounts up to the maximum amount specified in the plan.  For 2013, each named executive officer will be entitled to a maximum bonus under the 2013 STIP equal to the following percentage of their base salary as of the date of adoption of the plan:

o	Aaron D. Todd – 200%
o	Michael D. Allen – 150%
o	Trent J. Carman – 150%
o	Crystal L. Gordon – 150%

2013 Financial Performance Measures

Although the Committee continues to believe that EPS is a key indicator of financial strength and performance, the Committee elected to broaden the financial performance metrics that must be achieved by the named executive officers in 2013 to include EBITDA and EBITDA margin.  The additional financial performance metrics focus executives on maximizing operating income and are good indicators of how effectively the Company’s annual business objectives and strategies are being executed.

The Committee believes that EBITDA is a key metric for measuring the health and growth of the Company.  Further, the Committee believes there is a direct correlation between the growth in EBITDA and an increase in shareholder value.  Given the importance of the metric in assessing the strength of the Company, the Committee believes that each of the incentive compensation programs for the named executive officers should incorporate an EBITDA-based metric.  The Committee also believes that utilizing an EBITDA-based metric for both the annual incentive and the long-term incentive for the named executive officers is in the best interests of shareholders when combined with the other metrics used here, which include EPS for the annual incentive, and the inclusion of debt and EBITDA growth for the long-term incentive (EVA Plans).  Given all of these factors, as well as the holding period requirement prior to the three year vesting period for the restricted stock grants, the Committee believes the Company’s overall incentive compensation structure is well balanced and should align management’s interests with those of shareholders.

The following table sets forth the respective weight of each financial performance metric, as well as the rationale for each of the metrics:

Metric	Rationale for Metric	% of Bonus Potential
Earnings Per Share	Measures delivery of shareholder value at the corporate level	25%
EBITDA	Motivates growth, gross margin performance and expense management; direct correlation of earnings performance with share valuation	30%
EBITDA Margin	Focuses executives on efficient use of assets and profitable growth; complements the EBITDA performance measure	15%
TOTAL:		70%

2013 Strategic and Operational Goals

Similar to the 2012 annual cash incentive compensation program, the chief executive officer recommended, and the Committee, together with the full Board, approved the specific operational and strategic goals to be accomplished in 2013 (30% weight) for each named executive officer.  In 2013, the operational and strategic goals are focused on, among other things, human capital management initiatives, reduction of variable interest rate debt, tax planning efficiencies and improvements to the Company’s information technology infrastructure.

2013 Long-Term Incentive Compensation

In March 2013, the Committee granted restricted stock awards to all of the named executive officers.  However, in an effort to promote executive retention and encourage long-term strategic decision making, the Committee extended the vesting period so that the shares vest in annual equal installments over three years on each of January 1, 2016, January 1, 2017 and January 1, 2018.  The following chart sets forth the number of time-vested, restricted shares granted to each named executive officer in March 2013:

Name and Principal Position	Shares (#)
Aaron D. Todd, Chief Executive Officer	8,000
Michael D. Allen, President, Domestic Air Medical Services	6,000
Trent J. Carman, Chief Financial Officer & Treasurer	4,000
Crystal L. Gordon, SVP, General Counsel & Secretary	4,000
Sharon J. Keck, Chief Accounting Officer and Controller	4,000

Given the adoption of the EVA Plans in 2011 and 2012, and the potential payments to be made under such plans commencing in 2014, the Committee elected not to implement any other long-term incentive program components for 2013.

Section II – Other Compensation Practices and Philosophies

In the remainder of the CD&A, we discuss in more detail our executive compensation program.  Among other topics, we address the following:

Philosophy Underlying the Executive Compensation Program (page 29)
Role of the Committee and Management in Executive Compensation (page 30)
Role of the Independent Compensation Consultant (page 31)
Role of Comparative Compensation Data (page 31)
Specific Forms of Compensation and the Role of Discretion (page 33)
Governance Features of the Executive Compensation Program (page 33)
Previously Earned Compensation (page 35)
Tax and Accounting Considerations (page 35)

Philosophy Underlying the Executive Compensation Program

Our compensation program is intended to provide a link between increasing the long-term value of stockholder investment in the Company and the compensation earned by our named executive officers.  Our compensation program rewards sustained financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our stockholders and motivates our named executive officers to remain with the Company for long and productive careers built on expertise.

We believe that our stockholders should always benefit first before any element of our named executive officers’ variable compensation is earned or paid.  For example, under our annual cash incentive program a minimum level of corporate performance must be achieved before any bonus is payable (other than the bonus amount payable to our Chief Accounting Officer).  Even if the minimum level is achieved, the Committee reserves the sole discretion to exercise negative discretion to the extent it deems reasonable and prudent under the circumstances.

To achieve these objectives, we have designed our compensation program to:

•	Attract, motivate and retain executives capable of leading us to meet our business objectives;

•	Adequately compensate our named executive officers for achieving important short-term objectives;

•	Align the interests of named executive officers and stockholders through the use of equity and other long-term incentives; and

•	Reward sustained Company performance and individual achievements by aligning a significant portion of total compensation to the Company’s financial results and strategic objectives.

Role of the Committee and Management in Executive Compensation

The Committee oversees the design and administration of the Company’s compensation program and evaluates the program against competitive practices, legal and regulatory developments and general corporate governance trends.  In February of each year, the Committee reviews the performance and total compensation of the named executive officers.  The Committee reviews and establishes each named executive officer’s total compensation target, which includes base salary, annual bonus opportunities and long-term incentive awards for the current year.

The following table depicts the roles of management, the Committee, and our Board of Directors in recommending or approving actions relating to the compensation of our named executive officers.

Action	For the Chief Executive Officer (“CEO”)	For Other Named Executive Officers
Design compensation program	Board of Directors (other than the CEO) and the Compensation Committee	Board of Directors and Compensation Committee
Establish target and maximum Incentive Plan awards	Board of Directors (other than the CEO) and the Compensation Committee	CEO and Compensation Committee
Performance appraisal	Board of Directors (other than the CEO)	CEO
Recommend base salary adjustments	Board of Directors (other than the CEO) and the Compensation Committee	CEO
Approve base salary adjustments	Board of Directors (other than the CEO)	Compensation Committee
Recommend Incentive Plan awards	Board of Directors (other than the CEO) and the Compensation Committee	CEO
Approve Incentive Plan awards	Board of Directors (other than the CEO) and the Compensation Committee	Compensation Committee

As noted above, the Committee makes all base, bonus and equity compensation decisions regarding named executive officers, with the exception of Mr. Todd, whose compensation is approved by the entire Board of Directors (other than Mr. Todd).  In making such determinations, the Committee relies on the recommendations provided by Mr. Todd with respect to all of the other named executive officers, as well as information provided by management with respect to financial projections for the Company and divisional performance goals.

Management does interact with the Committee’s independent compensation consultant as necessary and prepares materials for each Committee meeting to assist the Committee in its consideration of executive compensation programs and policies and its administration of the compensation program.

Role of Independent Compensation Consultant

Our Committee charter authorizes the Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities.  The Committee has engaged DCB as its independent compensation consultant. The Committee considers analysis and advice from DCB when making compensation decisions and when making decisions on plan design. Specifically, the Committee relies on DCB for, among other things:

•	Reviewing total compensation strategy and pay levels for executives.
•	Performing competitive analyses of non-employee director compensation.
•	Examining the executive compensation programs to ensure they support the business strategy.

The Committee may request information or advice directly from DCB and may direct the Company to provide or solicit information from DCB.  The principal consultant for DCB regularly interacts with representatives of the Company.  The principal consultant for DCB attended 3 of the 6 Committee meetings during our 2012 fiscal year.  DCB was paid $127,789 for services rendered during 2012.  During 2012, DCB did not provide any services to the Company unrelated to executive compensation, did not have any business or personal relationships with the Committee members, and maintained policies and procedures designed to avoid conflicts of interest.

Role of Comparative Compensation Data

The Committee utilizes a peer group (the “Compensation Peer Group”) to help set executive compensation based upon compensation levels for similarly situated executives within the Compensation Peer Group.  To conduct these comparisons, DCB at least annually provides a compensation comparison based on information that is derived from comparable businesses (based primarily on revenue and market capitalization).  This data is used as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for executive officers.  In 2012, DCB provided two compensation comparison reports, one in early 2012 (the “Beginning of Year 2012 Report”) and the other at the end of 2012 (the “End of Year 2012 Report”).

The Compensation Peer Groups utilized as part of the DCB reports consist of health care, aviation, transportation, and logistics companies.  The Committee, upon the recommendation of DCB, chose these groups because they are reflective of the market in which we operate for executive talent and because of each of the respective company’s relative leadership position in their sector, relative size as measured by revenues, market valuation and performance.  The Committee periodically reviews the Compensation Peer Group, based on the Company’s size, financial results, as well as other pertinent attributes, and updates the Compensation Peer Group as appropriate in order to accurately reflect the Company’s position within the market.

In early 2012, the Company engaged DCB to provide a peer group compensation comparison for the named executive officers (the Beginning of Year 2012 Report).  In formulating this report, DCB updated a prior peer group created in 2011 which was used to prepare a compensation comparison report for the Board of Directors’ compensation.  The peer group formulated for the Beginning of Year 2012 Report was comprised of the following companies:

Atlas Air Worldwide Holdings, Inc.	Hub Group, Inc.
Allegiant Travel Co.	IPC The Hospitalist Company, Inc.
AmSurg Corp	Knight Transportation
Air Transport Services Group	LifePoint Hospitals, Inc.
Bristow Group Inc.	Metropolitan Health Networks, Inc.
Celadon Group, Inc.	MedCath Corporation
Echo Global Logistics	Phi, Inc.
Forward Air Corp.	Roadrunner Transportation Systems
GATX Corp.	UTi Worldwide Inc.
Heartland Express, Inc.	Viad Corp

The Committee utilized the Beginning of Year 2012 Report in order to make the base salary and short-term incentive adjustments that were implemented as of July 1, 2012.  However, at the time of the peer group formulation for the Beginning of Year 2012 Report, the most recent peer compensation and financial data had not been released, and therefore compensation decisions were based on information that was soon to be updated.

Given the Company’s growth in 2012, and the Committee’s desire to utilize a high-performing, high-growth peer group that was more consistent with the Company’s strong growth projections, the Committee determined, and DCB agreed, that a mix of larger companies would be more appropriate for benchmarking compensation and for providing the necessary data to make compensation decisions for  2013.  Therefore, the Committee requested that DCB update its report to reflect the Company’s growth in 2012 and create a peer group that was more reflective of the Company’s current position as well as the Company’s strategic growth goals (the End of Year 2012 Report).

Therefore, for the End of Year 2012 Report, the Company removed eight companies and added nine companies to the Compensation Peer Group.  This change was effective for the 2013 performance year, and utilized in setting 2013 base salaries.

The Compensation Peer Group is comprised of the following companies:

AmSurg Corp	LHC Group Source
Atlas Air Worldwide Holdings, Inc.	LifePoint Hospitals, Inc.
Bio-Reference Laboratories	Mednax Inc.
Bristow Group Inc.	Metropolitan Health Networks, Inc.
GATX Corp.	Phi, Inc.
Hanger Orthopedic Group, Inc.	Roadrunner Transportation Systems
HEALTHSOUTH Corp.	Select Medical Holdings Corporation
Healthways	Team Health Holdings LLC
HEICO Corporation	UTi Worldwide Inc.
Hub Group, Inc.	Viad Corp
Knight Transportation

Specific Forms of Compensation and the Role of Discretion

In the past, the Committee has retained the authority to review named executive officer base compensation and to make increases in base compensation based on changed responsibilities, cost of living, and market norms.  Also, the Committee has the authority to recommend equity grants, which may be based on executive performance and market norms.  The Committee intends to retain the discretion to make decisions about named executive officer base compensation and certain levels of stock option grants and restricted stock with or without predetermined performance goals.

In addition, the Committee has discretion in setting the performance targets and bonus potential in adopting annual bonus programs and long-term cash incentive programs.  Once performance periods are complete, generally the plans pursuant to which such long-term cash incentives are awarded provide the Committee with the ability to apply negative discretion in making the final awards.  In addition, the adoption of the umbrella plan in connection with the 2013 STIP provides the Committee additional discretion in making final awards, up to the maximums set forth in the 2013 STIP.  For 2013 and future periods, the Committee has not determined whether it would exercise discretion to increase or reduce the size of an award or payout, whether performance goals are satisfied or not.  However, the Committee has no current intention to increase the size of any objectively determined equity compensation award, especially if performance goals are not met.

The Committee may make future grants of options, restricted stock, or other equity compensation, subject to objective performance goals.  At this time, it has not determined whether it would exercise discretion to reduce the size of an award or payout even if performance goals are not met.  However, the Committee has no current intention to increase the size of any objectively determined equity compensation award, especially if performance goals are not met.

Governance Features of the Executive Compensation Program

Stock Ownership Guidelines

In 2010, the Committee established stock ownership guidelines for members of senior management and directors (the “Original Ownership Guidelines”).  The stock ownership guidelines have been established to better align the interests of our named executive officers and directors with the interests of our stockholders and to promote our commitment to sound corporate governance.

As a result of the Company’s growth in stock price and to ensure best corporate governance practices, in January 2013 the Committee evaluated the Original Ownership Guidelines.  In connection with such evaluation, the Committee revised the Original Ownership Guidelines as follows (the “Revised Ownership Guidelines”):

•
Modified the ownership requirement for non-employee directors to three times the non-employee director annual retainer amount as of January 1, 2013.  Under the Original Ownership Guidelines, the directors were required to hold 45,000 Qualifying Shares (as defined hereafter);

•
Given the recent compensation benchmarking study undertaken by the Committee, clarified that the base salary used to calculate compliance with the ownership guidelines is each named executive officer’s salary as of January 1, 2013;

•	Modified the definition of Qualifying Shares to exclude unexercised options;
•
Added a provision providing that named executive officers and directors are precluded from selling shares (with limited exceptions) if they are not in compliance with the Revised Ownership Guidelines; and

•	Added a provision stating that any Company shares pledged or used to support margin debt would not be counted towards meeting the ownership requirements.

As noted above, the ownership requirement for our non-employee directors is three (3) times the annual retainer amount as of January 1, 2013.  Named executive officers must own a number of Qualifying Shares equal to a multiple of their base salary, ranging from 5 (CEO) to 1 (Regional Vice Presidents).  As defined under the Revised Ownership Guidelines, “Qualifying Shares” includes the Company’s common stock (including vested and unvested restricted common stock).

Each named executive officer is required to achieve the target stock ownership within three (3) years after being designated as a Section 16 Officer, or in the case of an named executive officer designated as a Section 16 Officer at the time the Original Guidelines were adopted, by December 31, 2015, which is five (5) years from the date of adoption of such guidelines.  Non-employee directors are required to achieve the target stock ownership within three (3) years of joining the Board of Directors, or in the case of non-employee directors serving at the time the guidelines were adopted, by December 31, 2013, which is three (3) years from the date of adoption of the Original Ownership Guidelines.

As of April 26, 2013, all named executive officers and non-employee directors subject to Revised Ownership Guidelines have met or are on track to meeting their ownership requirements.

Prohibition on Derivative Transactions

Our Insider Trading Policy prohibits, among many other actions, our named executive officers and directors from entering into derivative transactions such as puts, calls or hedges with our stock.  Directors and officers are also encouraged to exercise caution in pledging the Company’s securities or using the Company’s securities to support margin debt.  In an effort to discourage pledging of the Company’s stock, the Committee does not permit employees and non-employee directors subject to the stock ownership guidelines to count such pledged shares towards meeting the ownership requirements set forth in the stock ownership guidelines.

Responsible Equity Grant Practices

The Company’s equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the “Fair Market Value” of the Company’s common stock on such dates.  In addition, all equity grants are awarded independent of the timing of our release of material, non-public information.

Clawback Policy

At this time, the Committee has not adopted a clawback policy for the executive management team.  While in full support of such a policy, the Committee is waiting for more formal guidance from the Securities and Exchange Commission in response to the recent Dodd Frank legislation before adoption and implementation of a formal policy.  The amended employment agreements entered into between the Company and each of the named executive officers in September 2012, however, do contain a provision that makes each named executive officer’s compensation subject to any clawback or recoupment policies of the Company that are generally applicable to the Company’s senior management, as may be in effect from time to time, or as required by applicable law.

However, as required under Section 304 of the Sarbanes-Oxley Act of 2002, the annual bonus and other incentive compensation must be forfeited by the Chief Executive Officer and the Chief Financial Officer if, during the 12-month period following the issuance of financial statements, those financial statements must be restated due to material noncompliance as a result of misconduct in the preparation of those financial statements.

Risk Mitigation

We believe our compensation programs are discretionary, balanced and focused on the long term.  Under this structure, the highest amount of compensation that can be achieved is through consistent superior performance over sustained periods of time.  This provides strong incentives to manage the Company for the long term, while avoiding excessive risk-taking in the short term.  Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure.  Likewise, the elements of compensation are balanced among current cash payments, deferred cash and equity awards.  In addition, a significant percentage of our management’s incentive compensation is based on the total performance of the Company.  This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our Company as a whole.  Finally, with limited exceptions, the Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to Company values.

Previously Earned Compensation

We maintain no supplemental pension plans or other programs in which gains from prior compensation could influence amounts earned currently.  The Committee may consider gains from prior awards when determining the appropriate size of long-term incentive grants.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility for tax purposes of compensation over $1 million in any taxable year paid by a company to certain named executive officers. The policy of the compensation committee is to establish and maintain a compensation program that maximizes the creation of long-term stockholder value. The compensation committee attempts to generally structure most compensation approaches to preserve deductibility. The compensation committee, however, reserves the right to adopt programs giving consideration to factors other than deductibility where the compensation committee believes stockholder interests are best served by retaining flexibility. In such cases, the compensation committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its compensation objectives.

As discussed above, performance bonuses are generally paid under the Performance Pay Plan and thus are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Accordingly, such amounts are intended to be deductible by the Company even if in excess of the $1 million statutory limit. Certain of our annual equity awards to our executives are not performance-based. Consequently, a portion of that compensation may not be deductible in future years if such executive’s aggregate compensation is in excess of statutory limits.

Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are currently included in gross income and are subject to an additional 20% income tax, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met.  We have designed or amended our plans and programs with the intent that they either be exempt from or comply with Code Section 409A.

In addition to the foregoing, we monitor the treatment of options under FASB ASC Topic 718 in determining the form and size of option grants.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The compensation and stock option committee of the Board of Directors (the “Committee”) has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

By the Compensation and Stock Option Committee

Lowell D. Miller, Ph.D., Chairman
Ralph J. Bernstein
Jeffrey A. Dorsey

Equity Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation earned by the Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated named executive officers for the fiscal years ended December 31, 2012, 2011, and 2010:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards (2) ($)	Stock Awards (17) ($)	Non-Equity Incentive Plan Compensation (18) ($)	All Other Compensation ($)		Total ($)
Aaron D. Todd,	2012	521,655	720,000	---	264,000	---	91,087	(3)	1,596,742
Chief Executive	2011	422,200	367,384	---	149,480	---	25,634	(4)	964,698
Officer	2010	409,900	491,880	159,576	---	3,477,843	21,087	(5)	4,560,286
Michael D. Allen,	2012	348,005	354,600	---	---	---	13,971	(9)	716,576
President,	2011	257,400	75,000	---	106,320	---	16,050	(10)	454,770
Domestic Air Services	2010	249,900	216,039	78,900	---	1,580,838	12,812	(11)	2,138,489
Trent J. Carman,	2012	314,569	330,000	---	176,000	---	103,568	(6)	924,137
Chief Financial	2011	265,845	100,000	---	106,320	---	18,931	(7)	491,096
Officer and Treasurer	2010	258,100	193,575	78,900	---	1,580,838	15,446	(8)	2,126,859
Crystal L. Gordon,	2012	205,000	240,000	---	448,770	---	2,423	(15)	896,193
SVP, General Counsel and Secretary(16)	2011	160,000	50,000	---	138,660	---	---		348,660
Sharon J. Keck,	2012	224,725	202,500	---	527,975	---	71,393	(12)	1,026,593
Chief Accounting	2011	204,045	150,000	---	106,320	---	12,709	(13)	473,074
Officer and Controller	2010	198,100	150,000	52,600	---	---	12,479	(14)	413,179

(1)
Bonuses earned in 2010 and paid in 2011 are included in the 2010 compensation.  Bonuses earned in 2011 and paid in 2012 are included in the 2011 compensation.  Bonuses earned in 2012 and paid in 2013 are included in 2012 compensation.

(2)
The named executive officers were awarded option grants during fiscal year 2010, the value of which is reported as a dollar figure as required.  That amount was calculated in accordance with the requirements of FASB ASC Topic 718, as explained below.  The options granted in 2010 vest in three equal installments on each of the first, second and third anniversaries of the date of grant with respect to all named executive officers.  The options will expire five years from date of grant.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.  The Company uses historical option exercise data for similar employee groups, as well as the vesting period and contractual term, to estimate the expected term of options granted; the expected term represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on historical volatility of the Company’s stock.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  The amounts presented in these columns reflect the dollar amount to be recognized for financial statement reporting purposes over the vesting term of the options (excluding any impact of assumed forfeitures), in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of expense for 2010 awards are included in Note 10 to the consolidated financial statements in our 2012 Annual Report on Form 10-K, which was filed with the SEC on March 1, 2013.

(3)
Consists of a $12,880 match to the 401(k) plan and a disability income protection premium of $8,207.  Such amount also includes a one-time special bonus in the amount of $70,000, which was approved by the compensation and stock option committee in connection with the Company’s issuance of a special dividend of $7.00 per share.  The one-time special bonus was approved for certain employees and directors holding vested and unexercised compensatory stock options granted under the Second Amended and Restated 2006 Equity Plan.

(4)	Consists of a $17,427 match to the 401(k) plan and a disability income protection premium of $8,207.
(5)	Consists of a $12,880 match to the 401(k) plan and a disability income protection premium of $8,207.
(6)
Consists of a $12,880 match to the 401(k) plan and a disability income protection premium of $3,188.  Such amount also includes a one-time special bonus in the amount of $87,500, which was approved by the compensation and stock option committee in connection with the Company’s issuance of a special dividend of $7.00 per share.  The one-time special bonus was approved for certain employees and directors holding vested and unexercised compensatory stock options granted under the Second Amended and Restated 2006 Equity Plan.

(7)	Consists of a $15,743 match to the 401(k) plan and a disability income protection premium of $3,188.
(8)	Consists of a $12,258 match to the 401(k) plan and a disability income protection premium of $3,188.
(9)	Consists of a $12,880 match to the 401(k) plan and a disability income protection premium of $1,091.
(10)	Consists of a $14,959 match to the 401(k) plan and a disability income protection premium of $1,091.
(11)	Consists of a $11,721 match to the 401(k) plan and a disability income protection premium of $1,091
(12)
Consists of a $12,267 match to the 401(k) plan and a disability income protection premium of $793.  Such amount also includes a one-time special bonus in the amount of $58,333, which was approved by the compensation and stock option committee in connection with the Company’s issuance of a special dividend of $7.00 per share.  The one-time special bonus was approved for certain employees and directors holding vested and unexercised compensatory stock options granted under the Second Amended and Restated 2006 Equity Plan.

(13)	Consists of a $11,916 match to the 401(k) plan and a disability income protection premium of $793.
(14)	Consists of a $11,686 match to the 401(k) plan and a disability income protection premium of $793.
(15)	Consists of a $2,423 match to the 401(k) plan.
(16)	Ms. Gordon joined the Company in April 2011.
(17)
No restricted stock was awarded to the named executive officers in 2010.  For the awards granted in 2011 and 2012, restricted stock is valued at the closing price of the common stock on the date of grant.

(18)
Includes the aggregate amount of all payments earned by each of Messrs. Allen, Carman, and Todd under the 2009 EVA Plan.  Such amounts were paid in three equal installments over a three year period on March 15, 2011, January 1, 2012 and January 1, 2013.  See Payment of EVA Performance Bonuses.

GRANTS OF PLAN-BASED AWARDS

During fiscal 2012, named executive officers received only time-based restricted stock awards under the 2006 Plan.  The following table provides additional information about the equity awards granted to our named executive officers during fiscal 2012:

Name	Grant Date	All Other Stock Awards: Number of Shares Underlying Stock (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)

Aaron D. Todd, Chief Executive Officer	02/02/12	9,000		$264,000

Michael D. Allen, President, Domestic Air Medical Services	---	---	$	---

Trent J. Carman, Chief Financial Officer and Treasurer	02/02/12	6,000		$176,000

Crystal L. Gordon,	02/02/12	4,500		$132,000
SVP, General Counsel and Secretary	08/01/12	9,000		$316,770

Sharon J. Keck,	02/02/12	9,000		$264,000
Chief Accounting Officer and Controller	08/01/12	7,500		$263,975

(1)	Shares are reported on a post-split basis.
(2)	Restricted stock is valued at the closing price of the common stock on the date of grant.

2012 Option Exercises and Stock Vested

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during fiscal year 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2)($)	Number of Shares Acquired on Vesting(3)(#)	Value Realized on Vesting(4)($)
Aaron D. Todd, Chief Executive Officer	45,000	1,411,200	3,000	85,590

Michael D. Allen, President, Domestic Air Medical Services	15,000	350,450	2,001	57,089

Trent J. Carman, Chief Financial Officer and Treasurer	60,000	1,121,800	2,001	57,089

Crystal L. Gordon, SVP, General Counsel and Secretary	---	---	2001	58,509

Sharon J. Keck, Chief Accounting Officer and Controller	36,000	752,040	2,001	57,089

(1)	Represents aggregate number of shares, post-split, acquired upon exercise in fiscal year 2012.
(2)
Represents aggregate net gain on shares acquired by options exercised in fiscal year 2012.  Value is based upon the closing price of our common stock on the date of share acquisition less the exercise price of the options.

(3)	Represents the aggregate number of shares, post-split, acquired upon vesting of restricted stock in 2012.
(4)
Represents the aggregate value of shares acquired by the vesting of restricted stock in 2012 and is the product of the number of vested shares and the market value of the underlying shares on the vesting date, January 3, 2012.

Outstanding Equity Awards at December 31, 2012

The following table provides certain summary information concerning unexercised options and shares of restricted stock that have not vested as of December 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#) (1)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (2)	Option Exercise Price ($) (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)		Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Aaron D. Todd,
Chief Executive	30,000	15,000	$9.31	02/11/15 (6)	---		---
Officer	---	---	---	---	15,000	(7)	553,650
Michael D. Allen,
President, Domestic		7,500	$9.21	02/10/15 (9)	---		---
Air Medical Services	---	---	---	---	3,999	(7)	147,603
Trent J. Carman,
Chief Financial	22,500	---	$5.97	01/07/14 (8)	---		---
Officer and	15,000	7,500	$9.21	02/10/15(9)	---		---
Treasurer	---	---	---	---	9,999	(7)	369,063
Crystal L. Gordon,
SVP, General	---	---	---	---	17,499	(7)	645,888
Counsel and
Secretary
Sharon J. Keck,
Chief Accounting	15,000	---	$6.42	02/04/14 (10)	---		---
Officer and	10,000	5,000	$9.21	02/10/15 (9)
Controller	---	---	---	---	20,499	(7)	756,618

(1)	Shares are reported on a post-split basis.

(2)	Shares are reported on a post-split basis.

(3)	The exercise price has been adjusted to account for the three-for-one stock split.

(4)	Shares are reported on a post-split basis.

(5)	Unvested share value is calculated based upon the closing price of the Company’s common stock at December 31, 2012, $36.91.

(6)	1/3 of the total number of options granted under this award vested or will vest on each of the first, second and third anniversaries of the grant date, February 11, 2010.

(7)	Additional shares of restricted stock were granted on March 5, 2013, with 3-year vesting provisions commencing January 1, 2016.

(8)
1/3 of the total number of options granted under this award vested upon each of the first, second and third anniversaries of the vesting date established by the Board (December 31, 2009).  The grant date was January 7, 2009.

(9)	1/3 of the total number of options granted under this award vested, or will vest, on each of the first, second and third anniversaries of the grant date, February 10, 2010.

(10)	1/3 of the total number of options granted under this award vested upon each of the first, second and third anniversaries of the grant date, February 4, 2009.

EMPLOYMENT AGREEMENTS

On September 24, 2012, the Company entered into Amended and Restated Employment Agreements (the “Amended Employment Agreements”) with each of Michael D. Allen, President of Domestic Air Medical Services, Trent J. Carman, Chief Financial Officer, Crystal L. Gordon, Senior Vice President, General Counsel and Secretary, Sharon J. Keck, Chief Accounting Officer, and Aaron D. Todd, Chief Executive Officer.  The Amended Employment Agreements superseded and replaced the employment agreements between the named executive officers and the Company that were entered into on the following dates: January 4, 2006 (Mr. Allen), April 28, 2003 (Mr. Carman), April 4, 2011 (Ms. Gordon), January 1, 2003 (Ms. Keck), and July 1, 2003 (Mr. Todd) (collectively, the “Original Employment Agreements”).

The Amended Employment Agreement with Mr. Todd is for an initial term of three years, subject to successive one-year extensions.  Mr. Todd’s Amended Employment Agreement may be terminated by either party upon 90 days’ written notice, or immediately by us for cause.  In the event we terminate Mr. Todd’s Amended Employment Agreement without cause or Mr. Todd terminates the Amended Employment Agreement for good reason, Mr. Todd is entitled to severance payments for 18 months following termination at an annual rate equal to one and a half times the sum of his annual base salary as in effect immediately prior to the date of termination plus an amount equal to his highest annual average of annual bonuses earned for the performance in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which termination occurs.  Additionally, if termination occurs prior to July 1, 2014, Mr. Todd is entitled to an amount equal to his pro rata portion of the bonus amount that would otherwise have been payable to him under the 2012 EVA Plan had Mr. Todd’s employment not been terminated prior to full payment thereof.  During the term of employment and for 18 months following the termination of employment, Mr. Todd may not engage in any business which competes with us anywhere in the United States.

In the event of termination resulting from a change in control of the Company, Mr. Todd is entitled to severance payments for 36 months following termination at an annual rate equal to three times the sum of his annual base salary as in effect immediately prior to the date of termination plus an amount equal to his highest annual average of annual bonuses earned for the performance in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which termination occurs.

Each Amended Employment Agreement with the named executive officers (other than Mr. Todd) is for an initial term of two years starting on the effective date and is subject to successive one-year extensions.  Each agreement may be terminated either by us or by the executive upon 90 days’ written notice, or immediately by us for cause.  In the event we terminate an agreement without cause or the executive terminates the agreement for good reason, the executive is entitled to severance payments for 12 months following termination at an annual rate equal to the sum of his/her highest annual base salary as in effect immediately prior to the date of termination plus an amount equal to his/her highest annual average of annual bonuses earned for the performance in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which termination occurs.  Additionally, if termination occurs prior to July 1, 2014, the executive (other than Ms. Keck) is entitled to an amount equal to his/her pro rata portion of the bonus amount that would otherwise have been payable to him/her under the 2012 EVA Plan had executive’s employment not been terminated prior to full payment thereof.  During the term of employment and for 12 months following the termination of employment, the executive may not engage in any business which competes with us anywhere in the United States.

In the event of termination resulting from a change in control of the Company, each named executive officer (other than Mr. Todd) is entitled to severance payments for 24 months following termination at an annual rate equal to two times the sum of his/her annual base salary as in effect immediately prior to the date of termination plus an amount equal to his/her highest annual average of annual bonuses earned for the performance in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which termination occurs.

The Original Employment Agreements provided for a tax equalization payment or gross-up payment to the executive, which would place the executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended, did not apply.  Such provision is typically referred to as a “280G Gross-Up.”  Each of the Amended Employment Agreements has been revised to eliminate the 280G Gross-Up Provision.  Additionally, a provision was added to the Amended Employment Agreements stating that each executive’s compensation is subject to the clawback or recoupment policies of the Company that are generally applicable to the Company’s senior management, as may be in effect from time to time, or as required by applicable law.

In addition to the severance payments described above, the executive is entitled to continue to receive, at our expense, coverage under our health insurance policies, or comparable coverage, during the term of such severance payments, but only until the executive begins other employment in connection with which he/she is entitled to health insurance coverage.  As a condition of the executive’s right to receive severance compensation, the executive must sign and deliver to the Company a release of all claims that the executive might otherwise assert against the Company.  During the term of employment and for five years following the termination of employment, the executive may not directly or indirectly use, disseminate, or disclose any of our confidential information or trade secrets.

2012 Potential Payments Upon Termination or Change in Control

The following table summarizes potential payments that would be made to the named executive officers upon termination or a change in control of the Company, assuming the triggering event took place on December 31, 2012, and the stock price was the closing market price as of that date.

Executive Officer	Benefit	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)	Change in Control ($)
Aaron D. Todd,	Severance(1)	2,027,145	3,649,035	---	---	---
Chief Executive Officer	Death(1)	---	---	385,908	---	---
	Disability(1)	---	---	---	385,908	---
	Accelerated Vesting of Equity-Based Awards (2)	---	---	---	---	967,050
	Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Michael D. Allen,	Severance(1)	797,067	1,375,738	---	---	---
President, Domestic Air	Death(1)	---	---	205,428	---	---
Medical Services	Disability(1)	---	---	---	205,428	---
	Accelerated Vesting of Equity-Based Awards (2)	---	---	---	---	355,160
	Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Trent J. Carman,	Severance(1)	737,067	1,276,442	---	---	---
Chief Financial	Death(1)	---	---	184,794	---	---
Officer and Treasurer	Disability(1)	---	---	---	184,794	---
	Accelerated Vesting of Equity-Based Awards (2)	---	---	---	---	576,500
	Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Crystal L. Gordon,	Severance(1)	367,658	642,658	---	---	---
SVP, General	Death(1)	---	---	79,760	---	---
Counsel and Secretary	Disability(1)	---	---	---	79,760	---
	Accelerated Vesting of Equity-Based Awards (2)	---	---	---	---	645,575
	Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Sharon J. Keck,	Severance(1)	416,456	791,456	---	---	---
Chief Accounting	Death(1)	---	---	28,558	---	---
Officer and Controller	Disability(1)	---	---	---	28,558	---
	Accelerated Vesting of Equity-Based Awards (2)	---	---	---	---	894,645
	Tax Gross-Up	N/A	N/A	N/A	N/A	N/A

(1)	Includes amounts for health care benefits and accrued but unused vacation time.

(2)
The value of accelerated vesting of stock options is calculated by determining the “spread” between the exercise price and the closing market price as of December 31, 2012 (valuation date), in accordance with Instruction 1 to Item 402(j) of Regulation S-K, as detailed in Question 126.01 of the General Guidance to Regulation S-K.

Change-in-Control Arrangements

In addition to change-in-control provisions included in the employment agreements described above, our 2006 Plan and the EVA Plans also contain change-in-control provisions.  Under the 2006 Plan, outstanding options or other equity compensation grants under the plan become fully vested in connection with the disposition of all, or substantially all, of the Company’s assets or outstanding capital stock by means of a sale, a merger or reorganization in which the Company is not the surviving corporation.  Under the EVA Plans, any amounts due under such plan will be immediately payable upon a Change in Control (as such term is defined in the EVA Plans).

EQUITY COMPENSATION PLAN

The following equity compensation plan has been previously approved by our stockholders:

•
2006 Plan – provides for the granting of incentive stock options, non-statutory stock options, shares of restricted stock, stock appreciation rights and supplemental bonuses consisting of shares of common stock, cash or a combination thereof to employees, directors, and consultants.

Information regarding the securities under the 2006 Plan was as follows as of December 31, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by stockholders	438,693		$10.72	3,633,928
Equity compensation plans not approved by stockholders	---		N/A	---
Total	438,693	(1)	$10.72	3,633,928

(1)	Represents options outstanding under the 2006 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 17, 2013, the beneficial ownership of our outstanding common stock: (i) by each person who owns (or is known by us to own beneficially) more than 5% of the common stock, (ii) by each of our directors and named executive officers, and (iii) by all directors and named executive officers as a group.  All information is taken from or based upon ownership filings made by such persons with the SEC and other information provided by such persons to us.  Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as owned.  On April 17, 2013, there were 38,879,886 shares of common stock outstanding.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Officers and Directors
	Michael D. Allen	53,499	(2)	*
	George W. Belsey	111,848	(3)	*
	Ralph J. Bernstein	3,139,221	(4)	8.1%
	Mark D. Carleton	65,390	(5)	*
	Trent J. Carman	118,903	(6)	*
	John J. Connolly, Ed.D.	8,150	(7)	*
	Jeffrey A. Dorsey	8,150	(8)	*
	Crystal L. Gordon	21,499	(9)	*
	Sharon J. Keck	62,182	(10)	*
	C. David Kikumoto	81,590	(11)	*
	MG Carl H. McNair, Jr. USA (Ret.)	179,441	(12)	*
	Lowell D. Miller, Ph.D.	74,390	(13)	*
	Morad Tahbaz	92,639	(14)	*
	Aaron D. Todd	115,328	(15)	*
	All Directors and Named Executive Officers as a group – 14 persons	4,167,827	(16)	11%
5% Beneficial Owners
	The Vanguard Group	2,090,007	(17)	5.4%
	100 Vanguard Blvd.
	Malvern, Pennsylvania 19355
	Jennison Associates LLC	3,202,134	(18)	8.3%
	466 Lexington Avenue
	New York, NY 10017
	Prudential Financial, Inc.	3,279,951	(19)	8.5%
	751 Broad Street
	Newark, New Jersey 07102-3777
	BlackRock, Inc.	2,867,690	(20)	7.4%
	40 East 52nd Street
	New York, New York 10022

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.
(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of April 17, 2013 are treated as outstanding only for determination of the number and percent owned by such person.

(2)	Includes (i) options to purchase 7,500 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 7,998 shares of restricted stock subject to future vesting requirements.
(3)
Includes (i) options to purchase 6,500  shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 1,350 shares of restricted stock subject to future vesting requirements.  Stock is directly owned by George and Phyllis Belsey.  Mr. Belsey holds shares in a brokerage account, which is subject to standard margin terms.  Such shares secure his obligations under such account.

(4)
Includes (i) options to purchase 55,340 shares of Commons Stock exercisable within 60 days of April 17, 2013, (ii) 1,350 shares of restricted stock subject to future vesting requirements, (iii) 46,500 shares directly owned by Yasmeen Bernstein, Mr. Bernstein’s spouse, (iv) 135,000 shares held in the Ralph J. Bernstein Family 2012 Delaware Trust and (v) 135,000 shares held in the Yasmeen Bernstein Family 2012 Delaware Trust.  Mr. Bernstein holds shares in a brokerage account, which is subject to standard margin terms.  The shares secure his obligations under such account.

(5)	Includes (i) options to purchase 55,340 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 1,350 shares of restricted stock subject to future vesting requirements.
(6)	Includes (i) options to purchase 22,500 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 9,998 shares of restricted stock subject to future vesting requirements.
(7)	Includes (i) options to purchase 5,900 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 1,350 shares of restricted stock subject to future vesting requirements.
(8)	Includes (i) options to purchase 5,900 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 1,350 shares of restricted stock subject to future vesting requirements.
(9)	Includes 17,998 shares of restricted stock subject to future vesting requirements.
(10)	Includes (i) options to purchase 30,000 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 19,498 shares of restricted stock subject to future vesting requirements.
(11)	Includes (i) options to purchase 17,840 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 1,350 shares of restricted stock subject to future vesting requirements.
(12)
Includes (i) options to purchase 55,340  shares of common stock exercisable within 60 days of April 17, 2013, (ii) 1,350 shares of restricted stock subject to future vesting requirements, and (iii) 124,101 shares jointly owned with Jo Ann McNair, Mr. McNair’s spouse.

(13)	Includes (i) options to purchase 5,000 shares of common stock exercisable within 60 days of April 17, 2013, and (ii) 1,350 shares of restricted stock subject to future vesting requirements.
(14)
Includes (i) options to purchase 55,340 shares of common stock exercisable within 60 days of April 17, 2013, (ii) 27,549 shares held in the VT Irrevocable Trust, and (iii) 1,350 shares of restricted stock subject to future vesting requirements.  Mr. Tahbaz holds shares in a brokerage account, which is subject to standard margin terms. Such shares secure his obligations under such account.

(15)
Includes (i) options to purchase 22,500 shares of common stock exercisable within 60 days of April 17, 2013, (ii) 5,457 shares beneficially owned by Mr. Todd in our 401(k) plan; and (iii) 17,000 shares of restricted stock subject to future vesting requirements.

(16)
Includes (i) options to purchase a total of 345,000 shares of Common Stock exercisable within 60 days of April 17, 2013, and (ii) 84,642 shares of restricted stock subject to future vesting requirements.

(17)
This disclosure is based on an amendment to Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 22, 2013.  Vanguard has sole voting power over 52,905 shares, shared voting power over 0 shares, shared dispositive power over 51,105 shares and sole dispositive power over 2,038,902 shares.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 51,105 shares or .13% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,800 shares or .00% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(18)
This disclosure is based on an amendment to Schedule 13G filed with the SEC by Jennison Associates LLC (“Jennison”) on February 12, 2013.  At the time of filing, the reporting person reported being an investment adviser to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”) with sole voting power over 3,202,134 shares, shared voting power over 0 shares, sole dispositive power over 0 shares and shared dispositive power over 3,202,134 shares.  As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the stock held by such Managed Portfolios.  Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison.  As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios.  Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s 13G/A may be included in the shares reported on the 13G by Prudential.  The filing of this statement should not be construed as an admission that Jennison is for the purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of these shares.

(19)
This disclosure is based on an amendment to Schedule 13G filed with the SEC by Prudential Financial, Inc. (“Prudential”) on February 11, 2013.  Prudential has sole voting power over 278,820 shares; shared voting power over 2,998,164 shares, sole dispositive power over 278,820 shares and shared dispositive power over 3,001,131 shares.  Through its parent/subsidiary relationship, Prudential Financial, Inc. may be deemed the beneficial owner of securities beneficially owned by the entities listed below and may have direct or indirect voting and/or investment discretion over 3,279,951 shares. The Schedule 13G/A was filed by Prudential on behalf of itself and as parent holding company and as the direct or indirect parent of the following Registered Investment Advisers and Broker Dealers:  The Prudential Insurance Company of America (IC, IA), Prudential Investment Management, Inc. (IA), Jennison Associates LLC (IA), and Qualitative Management Associates LLC (IA).  Jennison Associates LLC may be deemed to be the beneficial owner of 5% or greater of the outstanding shares of the security class being reported on this Schedule 13G.

(20)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 8, 2013.  The Schedule 13G was filed by BlackRock, Inc. (“BlackRock”), a parent holding company, on its own behalf, which has sole voting power over 2,867,690 shares, shared voting power over 0 shares, sole dispositive power over 2,867,690 shares, and shared dispositive power over 0 shares.  Subsidiaries of the parent holding company, listed below, are identified as having acquired the common stock of the Company.  Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company.  No one person’s interest in the common stock is more than five percent of the total outstanding common shares.  The parent holding company subsidiaries are:  BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Asset Management Ireland Limited; BlackRock Advisors (UK) Limited; BlackRock Investment Management (UK) Limited; and BlackRock International Limited.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP served as our independent registered public accounting firm for the 2012 fiscal year ended December 31, 2012.  The audit committee has appointed KPMG LLP to serve for the current fiscal year ending December 31, 2013.  Our Board is requesting ratification by our stockholders of KPMG LLP’s appointment.  Representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to any questions that might arise.

In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it considers selecting other independent registered public accounting firms for the next fiscal year.  However, because of the difficulty and expense of making any substitution of an independent registered public accounting firm after the beginning of the fiscal year, KPMG LLP’s appointment for the 2013 fiscal year will be permitted to stand unless the audit committee finds other reasons for making a change.

Principal Accountant Fees and Services

KPMG LLP, the Company’s independent registered public accounting firm, audited our consolidated financial statements for the years ended December 31, 2012 and 2011.  The aggregate fees incurred by us for audit, audit-related, tax and other services provided by KPMG LLP during the years ended December 31, 2012 and 2011 and, were approximately as follows:

	2012	2011
Audit fees	$841,000	775,000
Audit-related fees	$5,500	300,000
Tax fees	---	---
All other fees	$97,251	---
Total	$943,751	1,075,000

Audit fees include fees for the audit of the annual consolidated financial statements (including the additional audit work performed in conjunction with the acquisition of Sundance Helicopters, Inc. and the aircraft from two of its affiliates and the acquisition of OF Air Holdings, Inc. and its subsidiaries, including Omniflight Helicopters, Inc.), review of unaudited consolidated financial statements included in quarterly reports on Form 10-Q, the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011, review of SEC filings, consents, comfort letters and other services normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years.

Audit-related fees include assurance and related services that are reasonably related to the performance of the audit or review of financial statements.  These services include the review of registration statements and other services not directly impacting the audit of the annual financial statements and related services.  During 2011, KPMG LLP performed audit-related services in connection with the Company’s restatement of its historical financial statements.

Tax fees include tax services related to the preparation and/or review of, and consultations with respect to, federal, state, and local tax returns.  KPMG LLP performed no such services during 2012 or 2011.

All other fees include fees for services not considered audit or tax services.  In 2012, the health care affairs committee, a subcommittee of the finance and strategic planning committee of the Board, engaged KPMG LLP’s Healthcare Advisory practice to provide certain advisory services.  None of the services performed by KPMG LLP’s Healthcare Advisory practice interfered with the independence of KPMG LLP and the services they performed for the Company as its independent registered public accounting firm.

Pre-Approval Policies and Procedures

All audit and non-audit services performed by our independent registered public accounting firm during the fiscal year ended December 31, 2012 were pre-approved by the audit committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services.  Audit services not covered by the annual engagement letter, audit-related services and tax services require the specific pre-approval by the audit committee prior to engagement.  In addition, services to be provided by the independent registered public accounting firm that are not within the category of pre-approved services must be pre-approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.

The audit committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated are required to report any pre-approval decisions to the audit committee at the meeting of the audit committee following the decision.  The audit committee is not permitted to delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Vote Required

The affirmative vote of a majority of the votes cast on Proposal No. 2 at the Annual Meeting is required for approval of this proposal.

Recommendation of the Board of Directors

The Board recommends that you vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Audit Committee Report

The members of the audit committee have been appointed by the Board.  The audit committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.airmethods.com under the “Investors” tab.  The contents of our website are not incorporated by reference into this document for any purpose.

The audit committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process.  The Company’s management is responsible for preparing the Company’s consolidated financial statements, and its independent auditors are responsible for auditing the consolidated financial statements.  The principal purpose of the audit committee is to monitor these processes.

In this context, the audit committee or the Chairman met and held discussions with management and the independent auditors, KPMG LLP.  Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

As further detailed in its charter, the role of the audit committee is to assist the Board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of the Company’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of the Company’s independent auditors;

•	the performance of the independent auditors; and

•	compliance with legal and regulatory requirements.

In the performance of established oversight functions, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors.  The audit committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the audit committee’s charter, the audit committee recommended to the Board and the Board approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.  Also, in 2012, the audit committee recommended, and the Board approved, the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2013.

By the Audit Committee:

MG Carl H. McNair, Jr. (Chair)
Mark D. Carleton
John J. Connolly, Ed. D.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers.  This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.  We are providing this vote as required by Section 14A of the Exchange Act.  Accordingly, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Board recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, as well as the 2012 Summary Compensation Table and related compensation tables and narrative, appearing on pages 17 through 35, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as “say-on-pay” resolution, is non-binding on the Board.  Although non-binding, the Board and the compensation and stock option committee will review and consider the voting results when evaluating our executive compensation program.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting.

Board Recommendation

The Board recommends a vote “FOR” approval of the advisory resolution on executive compensation.

INCORPORATION BY REFERENCE

The information contained in the Compensation and Stock Option Committee Report and Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

STOCKHOLDER PROPOSALS

Proposals for Inclusion in the 2014 Proxy Statement.  For your proposal or director nomination to be considered for inclusion in our proxy statement for next year’s meeting, your written proposal must be received by our corporate secretary at our principal executive office no later than December 28, 2013. All proposals must comply with the applicable requirements of federal securities’ laws and the Company’s Bylaws.

Proposal to be Addressed at 2014 Meeting (but not included in proxy statement).  In order for you to properly bring a proposal (including director nomination) before next year’s annual meeting, our corporate secretary must receive a written notice of the proposal no later than January 29, 2014, and it must contain the additional information required by our Bylaws.  All proposals received after January 29, 2014 will be considered untimely.  You may obtain a complete copy of our Bylaws by submitting a written request to our corporate secretary at our principal executive office.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us.  Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies.  We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed at the beginning of May each year, by notifying us in writing at: Air Methods Corporation, Attn: Secretary, 7211 South Peoria Street, Englewood, Colorado 80112, or by contacting us at (303) 792-7400.  You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 792-7400, and we will undertake to deliver such additional copies promptly.  If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Proxy Solicitation Costs.  The accompanying proxy is being solicited on behalf of the Board of our Company.  The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers, and employees at no additional compensation.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described above.  However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the proxies respective to any such business in accordance with their best judgment.

By Order of the Board of Directors,

Crystal L. Gordon
Senior Vice President, General Counsel and Secretary

Englewood, Colorado
April 29, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

AIR METHODS CORPORATION

May 30, 2013

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and the 2012 Annual Report
are available at www.airmethods.com under the "Investors" tab

Please sign, date and mail
your proxy card
in the envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000000000 3   053013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. Approval, on an advisory basis, of our executive compensation.	☐	☐	☐

4. To transact such other business as may properly come before the meeting.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2012 Annual Report to Stockholders.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AIR METHODS CORPORATION
7301 South Peoria Street
Englewood, Colorado 80112
THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Aaron D. Todd and Crystal L. Gordon, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Air Methods Corporation, to be held May 30, 2013 at the Company's corporate office, 7301 S. Peoria St., Englewood, CO, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)